CREDIT AGREEMENT
                            Dated as of June 23, 1998
                                      among


                          WORLDPORT INTERNATIONAL, INC.

                                  as Borrower,


                         WORLDPORT COMMUNICATIONS, INC.

                                  as Guarantor,

                                       and

                    THE FINANCIAL INSTITUTIONS PARTY HERETO,

                                   as Lenders

                                       and

                             BANKERS TRUST COMPANY,

                  as Administrative Agent and Collateral Agent


                                TABLE OF CONTENTS
                                                                            Page

                                                                      STATEMENT1

                                                        ARTICLE I - DEFINITIONS1
     Section 1.1.  Definitions                                                 1
     Section 1.2.  Computation of Time Periods                                15

     Section 1.3.  Interpretation Generally                                   15
     Section 1.4.  Precedence                                                 15

ARTICLE II - THE TERM LOAN15
     Section 2.1.  The Term Loan                                              15
     Section 2.2.  Borrowing Notice                                           16

     Section 2.3.  The Notes                                                  16
     Section 2.4.  Fees                                                       16
     Section 2.5.  Repayment of Term Loan                                     16

     Section 2.6.  Termination or Reduction of the Commitments                17
     Section 2.7.  Interest                                                   17
     Section 2.8.  Mandatory Prepayments                                      18

     Section 2.9.  Payments and Computations                                  20
     Section 2.10.  Use of Proceeds                                           21
     Section 2.11.  Taxes                                                     21
     Section 2.12.  Increased Cost                                            22

     Section 2.13.  Special Provisions                                        23
     Section 2.14.  Right of Set Off; Sharing of Payments, Etc.               24
     Section 2.15.  Securities Demand                                         25

ARTICLE III - CONDITIONS                                                      25

     Section 3.2.  Conditions Precedent to the Bank Loans                     25
     Section 3.3.  Conditions Precedent: General Principles                   32

ARTICLE IV - REPRESENTATIONS AND WARRANTIES                                   32
     Section 4.1.  Representations and Warranties                             32

ARTICLE V - AFFIRMATIVE COVENANTS                                             40
     Section 5.1.  General                                                    40

     Section 5.2.  Authorizations and Consents                                40
     Section 5.3.  Senior Ranking                                             40
     Section 5.4.  Insurances                                                 40
     Section 5.5.  Taxes                                                      41

     Section 5.6.  Licenses and Consents                                      41
     Section 5.7.  Regulatory Notices and Communications                      41
     Section 5.8.  Laws and Directives                                        42

     Section 5.9.  Compliance with Material Contracts                         42
     Section 5.10.  Environmental Obligations                                 42
     Section 5.11.  Intellectual Property                                     43

     Section 5.12.  Information and Reporting Covenants                       44
     Section 5.13.  Employee Benefits                                         46
     Section 5.14.  Further Assurances                                        46

ARTICLE VI - NEGATIVE COVENANTS                                               47
     Section 6.1.  General                                                    47

     Section 6.2.  Mergers, Consolidations, Sales of Assets and
     Acquisitions                                                             47
     Section 6.3.  Arm's Length Transactions                                  47
     Section 6.4.  Restrictions on Dividends, Etc.                            48

     Section 6.5.  Liens                                                      48
     Section 6.6.  Sale/Leaseback                                             49
     Section 6.7.  Indebtedness                                               49

     Section 6.8.  Guarantees                                                 50
     Section 6.9.  Loans                                                      50
     Section 6.10.  Leasing Arrangements                                      51
     Section 6.11.  Hedging Transactions                                      51

     Section 6.12.  Subsidiaries                                              51
     Section 6.13.  Acquisitions                                              51
     Section 6.14.  Investments                                               51

     Section 6.15.  Issuance of Shares                                        52
     Section 6.16 Restriction on Payment of Dividends                         52
     Section 6.17  Payments to its Members                                    52

     Section 6.18.  Joint Ventures                                            53
     Section 6.19.  Business of Company and Subsidiaries                      53
     Section 6.20.  Limitations of Debt Prepayments                           53
     Section 6.21.  Amendment of Certain Documents, Etc.                      53

ARTICLE VII - EVENTS OF DEFAULT                                               54

     Section 7.1.  Events of Default                                          54
     Section 7.2.  Suspension of Commitment                                   56
     Section 7.3.  Termination of Commitments; Acceleration                   57

     Section 7.4.  Compulsory Sale                                            57
     Section 7.6.  Remedies Not Exclusive                                     57
     Section 7.7.  Rights Under Finance Documents                             58

ARTICLE VIII - THE ADMINISTRATIVE AGENT AND THE DOCUMENTATION AGENT           58

     Section 8.1.  Appointment                                                58
     Section 8.2.  Nature of Duties of Administrative Agent                   58
     Section 8.3.  Lack of Reliance on Administrative Agent                   59
     Section 8.4.  Certain Rights of the Administrative Agent                 59

     Section 8.5.  Reliance by Administrative Agent                           59
     Section 8.6.  Indemnification of Administrative Agent                    60
     Section 8.7.  The Administrative Agent in Its Individual Capacity        60
     Section 8.8.  Holders of Notes                                           60

     Section 8.9.  Successor Administrative Agent                             60
     Section 8.10.  Collateral Matters                                        61
     Section 8.11.  Actions with Respect to Defaults                          62

     Section 8.12.  Delivery of Information                                   63

ARTICLE IX - MISCELLANEOUS                                                    63
     Section 9.1.  Payment of Expenses                                        63
     Section 9.2.  Assignments and Transfers                                  63

     Section 9.3.  Notices                                                    65
     Section 9.4.  Amendments and Waivers                                     66
     Section 9.5.  No Waiver; Remedies                                        66
     Section 9.6.  Binding Effect                                             67

     Section 9.7.  Indemnity and Contribution                                 67
     Section 9.8.  Governing Law                                              68
     Section 9.9.  Execution in Counterparts                                  68

     Section 9.10.  Consent to Jurisdiction, Administrative Agent for
     Service                                                                  68
     Section 9.11.  No Third Party Beneficiaries                              69
     Section 9.12.  Marshalling; Recapture                                    69

     Section 9.13.  Severability                                              70
     Section 9.14.  Survival                                                  70
     Section 9.15.  Limitation of Liability                                   70
     Section 9.16.  Independence of Covenants                                 70

     Section 9.17.  Confidentiality                                           70
     Section 9.18.  Waiver of Jury Trial                                      71
     Section 9.19.  Currency Indemnity                                        71

     Section 9.20.  Entire Agreement; Benefit                                 71
     Section 9.21.  Waiver of Immunity                                        72
     Section 9.22.  Certificates Conclusive                                   72

     Section 9.23.  Freedom of Choice                                         72


                                CREDIT AGREEMENT





This CREDIT AGREEMENT, dated as of June 23, 1998, among WORLDPORT INTERNATIONAL, INC., a Delaware corporation, as borrower, (the "Company"), WORLDPORT COMMUNICATIONS, INC., a Delaware corporation, as guarantor (the "Parent"), the FINANCIAL INSTITUTIONS party hereto from time to time (the "Lenders"), and BANKERS TRUST COMPANY, as Administrative Agent and Collateral Agent for the Lenders (the "Administrative Agent").

                              PRELIMINARY STATEMENT

WHEREAS, the Company is seeking financing in connection with the acquisition of Enertel (as defined below), including repayment of indebtedness of Enertel, the payment of fees and expenses related thereto, and working capital for its operations (to the extent permitted hereby) and the operations of Enertel;



WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Company an aggregate principal amount not to exceed $120 million in the form of a senior secured Term Loan as provided for herein, for the purposes described above;



WHEREAS, as a condition to making the Term Loan available to the Company, the Parent has agreed to provide a guaranty of all the obligations of the Company in respect thereof;



WHEREAS, the Company acknowledges that it has agreed to issue and sell Take-Out Securities (as defined herein), the proceeds of which will be used to reduce or repay the amount outstanding under the Term Loan described herein.



NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

"ABN Amro Debt" has the meaning set forth in Section 3.1(y).

"Acquisition Documents" means the Enertel Acquisition Agreement and all of the other agreements and documents executed and delivered in connection therewith (including, without limitation, all amendments to the Backbone Agreement executed in connection therewith).

"Acquired Entity" means Enertel after giving effect to the consummation of the Acquisition.

"Acquired Entity Indebtedness" means with respect to Indebtedness of Enertel to be repaid simultaneously with the consummation of the Enertel Acquisition consisting of the ABN Amro Debt in an aggregate principal amount of $__________, plus accrued and unpaid interest thereon and the Existing Shareholder Debt in an aggregate principal amount of $__________, plus accrued and unpaid interest thereon.

"Administrative Agent" means Bankers Trust Company, acting as agent pursuant to
Article 8 or any successor or replacement Administrative Agent, which, in accordance with Section 8.9, acts in such capacity.

"Affiliate" of any Person means (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or (b) any other Person who is a director or officer of such Person or of any Person described in clause (a) above. For purposes of this definition, "control" of a Person means the possession, direct or indirect, of the power (i) to vote securities having 10% or more (on a fully-diluted basis) of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 10% or more on a fully diluted basis of any class of equity interest), or (ii) to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Applicable Margin" means 6.0%, increasing by 0.5% at the end of each period of three consecutive months ending after the Closing Date so long as the Term Loan is outstanding; provided however, that the interest rate charged on the Term Loan prior to an Event of Default shall not exceed (x) in the case of interest which is paid in cash, 16.0% per annum at any time and (y) in the case of interest which is capitalized pursuant to the terms of this Agreement, 18% per annum at any time.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Parent, the Company or any of their Subsidiaries (including any sale and leaseback transaction) to any Person other than the Company or a wholly owned Subsidiary of the Company of (a) any capital stock or other equity or convertible securities of the Parent, the Company or any of their Subsidiaries other than common stock issued pursuant to exercise of the Warrants, (w) common stock of the Parent issued pursuant to the exercise of not more than 145,000 stock options granted by the Parent to directors of the Parent, (x) directors' qualifying shares, (y) shares issued for 20% of the stock of the Dutch Holding Company to the Minority Shareholders (or any other Person or Persons in lieu of the Minority Shareholders which purchases such 20% equity investment in the Dutch Holding Company) and (z) the sale of equity of the Parent to Global Crossing pursuant to the agreement or commitment referred to in Section 3.1(ii)); or (b) any other property or assets of the Parent, the Company or any of their Subsidiaries; provided, however, that Asset Sales consisting of transactions referred to in clause (b) of this definition shall not include such a transaction or a series of related transactions for which the Parent, the Company or their Subsidiaries receive aggregate consideration of less than $500,000 in any fiscal year in the aggregate.

"Assignment and Assumption Agreement" means an assignment and assumption agreement substantially in form and substance satisfactory to the Administrative Agent and Lenders.

"Auditors" means Arthur Andersen and/or such other firm of accountants as may be appointed auditors of the Group in accordance with Section 5.14(c).

"Backbone Agreement" means that certain Backbone Agreement between the Enertel Shareholders and Enertel.

"Business" means the business of the Parent and the Company and their Subsidiaries which principally comprises at the date hereof the development, operation and commercial exploitation of telecommunications systems and services and other activities incidental or related thereto.

"Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required by law or authorized to close in New York City and, when used in connection with a LIBO Rate Loan, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Expenditure" means any expenditure which is required to be treated as a capital expenditure in accordance with GAAP.

"Capital Lease" of a Person means any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by such Person or lessee, which lease should, in accordance with GAAP, be required to be accounted for as a finance lease on the balance sheet of such Person.

"Cash Equivalents" means any of the following:

(A) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of any such government with a stated maximum maturity not in excess of six months from the date of acquisition thereof;

(B) insured certificates of deposit or time deposits with any bank or other financial institution that is organized under the laws of the United States and which has a combined capital and surplus of $500,000,000 (or its equivalent) with a stated maximum maturity not in excess of 30 days from the date of acquisition thereof; or

(C) commercial paper in an aggregate amount of no more than $1,000,000 (or its equivalent) per issuer outstanding at any time issued by a corporation that is organized under the laws of any state of the United States and which is rated P-1 (or the then equivalent rating) or better by Moody's or A-1 (or the then equivalent rating) or better by S&P and with a stated maximum maturity not in excess of six months.

"Cash Proceeds" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise (other than the portion of such deferred payment constituting interest, which shall be deemed not to constitute Cash Proceeds) but only as and when so received) received from such Asset Sale.

"Change of Control" means the occurrence of one or more of the following events:
(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Parent, the Company and their Subsidiaries taken as a whole to any Person or group of related Persons (other than to the Company) for purposes of Section 13(d) of the Exchange Act (a "Control Group"), together with any Affiliates thereof; (ii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Control Group other than Persons who at the date hereof are Affiliates of the Parent shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the total voting power of the then outstanding Voting Stock of the Parent or the Company on a fully diluted basis; (iv) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by the Parent's or Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office; or (v) the merger or consolidation of the Parent or Company with or into another corporation or the merger of another corporation with or into the Parent or Company in one or a series of related transactions with the effect that immediately after such transaction any such "Person" or "group" of Persons or entities referred to above shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation.

"Closing Date" means the date on which all of the conditions set forth in
Article III, as the case may be, have been satisfied or waived and on which the Term Loan is made.

"Collateral" means the real and personal Property of any Person from time to time subject to the Security Documents, as security for the Obligations hereunder and under the Finance Documents.

"Collateral Agent" means Bankers Trust Company in its capacity as collateral agent under the Security Documents and/or such other person as may from time to time hold the whole or any part of the security created thereby.

"Commitment" means, with respect to any Lender, such Lender's undertaking to make Loans hereunder subject to the terms and conditions hereof, in an aggregate outstanding principal amount as of the Effective Date not to exceed the amount set forth next to the name of such Lender on Schedule 1.1(a) and, thereafter, subject to reduction pursuant to this Agreement. Upon the assignment of any Lender's obligations under the terms of this Agreement the amount of such Lender's undertaking shall be adjusted accordingly. The aggregate principal amount of all Commitments shall not exceed US$120,000,000.

"Commitment Expiry Date" means (i) 5:00 p.m. New York City time on July 31, 1998 or (ii) such other date as may be agreed upon by the Company and the Lenders in writing.

"Commitment Percentage" means, with respect to any Lender, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

"Default" means any event or condition that, with notice or lapse of time or both, would become an Event of Default.

"Dollars" and the signs "$" and "US$" each means the lawful currency of the United States of America.

"Domestic Subsidiaries" means Subsidiaries of the Company organized under the laws of the United States or any political subdivision thereof.

"Dutch Holding Company" means Worldport Communications Europe, B.V., a Netherlands corporation.

"Dutch Pledge Agreement" means the Pledge Agreement, by the Dutch Holding Company and Worldport International to the Collateral Agent in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.

"Effective Date" has the meaning set forth in Section 9.2.

"Enertel"  means Enertel N.V., a Netherlands corporation.

"Enertel Acquisition" means the acquisition by the Company of all of the outstanding equity interests in Enertel pursuant to the Enertel Acquisition Agreement.

"Enertel Acquisition Agreement" means the Share Purchase Agreement, dated as of June 15, 1998, among all of the Enertel Shareholders, the Dutch Holding Company and Enertel.

"Enertel Acquisition Date" means the date on which the Enertel Acquisition is consummated.

"Enertel Guaranty" means the Guaranty Agreement by Enertel to the Collateral Agent in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.

"Enertel Shareholders" means all of the shareholders of, or holders of other equity interests in, Enertel.

"Environment" means all gases, air, vapors, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures.

"Environmental Approval" means any permit, license, authorization, consent or other approval required under Environmental Laws.

"Environmental Laws" means all national or local statutes, orders, regulations or other law or subordinate legislation or common law or regulatory codes of practice concerning the protection of the Environment or health and safety which are in force now or in the future and are binding upon members of the Group in the jurisdictions in which members of the Group are operating (including by the export of products or waste thereto), including, without limitation, in the United States, the Netherlands and the Dominican Republic.

"Event of Default" has the meaning specified in Section 7.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"ERISA" means the Employment Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

"ERISA Affiliate" means any trade or business that (a) is a member of a group which the Company is a member and (b) is treated as a single employer under
Section 414 of the Internal Revenue Code.

"ERISA Event" shall mean (a) any reportable event , as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Parent, the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Parent, the Company or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a prohibited transaction with respect to which the Parent, the Company or any of their Subsidiaries is a disqualified person (within the meaning of Section 4975 of the Code) or with respect to which the Parent, the Company or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Parent, the Company (other than PBGC premiums due but not delinquent) in excess of $1,000,000.

"Existing Shareholder Debt" has the meaning set forth in Section 3.1(y).

"FCC" means the Federal Communications Commission or any successor thereof.

"Fee Letter" means the fee letter, dated as of June 19, 1998, between the Company and Bankers Trust Company.

"Finance Documents" means, collectively, this Agreement, the Notes, each of the Security Documents, the Guaranty Agreement, the Enertel Guaranty, Parent Guaranty, the Fee Letter, the Warrant Agreement, each Assignment and Assumption Agreement and any intercreditor agreement entered into in connection with this Agreement.

"Finance Party" means the Administrative Agent, the Collateral Agent and the Lenders.

"Financial Statements" means the consolidated balance sheet and consolidated statement of operations and statement of cash flows and statements of changes in shareholder's equity of the Company, for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"Fully Satisfied" means, with respect to the Obligations as of any date, that, on or before such date, (a) the principal of and interest accrued to such date on such Obligations have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constituted Obligations have been paid in full in cash and (c) the Commitments have expired or irrevocably been terminated.

"GAAP" means generally accepted accounting principles, standards and practices in the United States from time to time.

"Global Crossing" shall mean Global Crossing, Ltd. and its successors.

"Governmental Authority" means any nation or government, any state, provincial, local, municipal or other political subdivision thereof and any entity or instrumentality (of any nature whatsoever) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case, domestic or foreign, including, without limitation, of the European Union and the European Commission.

"Group" means the Parent and its Subsidiaries from time to time and "member of the Group" means any of them.

"Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

"Guaranty Agreement" means the Guaranty Agreement, by each of the Guarantors in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.

"Guarantors" means the Parent, Enertel and each of the Parent's Domestic Subsidiaries and other Subsidiaries to the extent permissible under applicable law.

"Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ( PCBs ) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means, without duplication, all indebtedness and other Obligations of such Person, contingent or otherwise:

(A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof and including any indebtedness issued in exchange for indebtedness for borrowed money);

(B) for or representing deferred or unpaid purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices);

(C)  evidenced by notes, bonds, debentures or other similar instruments;

(D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(E) as lessee under leases which have been or, in accordance with GAAP should be, recorded as Capital Leases;

(F)  under acceptance, letter of credit or similar facilities;

(G) to purchase, redeem, retire, defease or otherwise acquire for value prior to the date on which the Obligations are Fully Satisfied any capital stock or any warrants, rights or options to acquire such capital stock, of such Person;

(H) arising by way of Guarantee, directly or indirectly of any Indebtedness of others referred to in clauses (a) through (g) above in any manner by such Person, or in effect arising by way of Guarantee directly or indirectly by such Person, through an agreement:

(I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

(II) to purchase, sell or lease (as lessee or lessor) Property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;

(III) to supply funds to or invest in the debtor (including any agreement to pay for Property or services irrespective of whether such Property is received or such services are rendered), primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; or

(IV)  otherwise to assure a creditor against loss;

(I) under executory obligations of such Person in respect of interest rate agreements and foreign exchange and other financial hedge contracts; and

(J) arising by way of any Security Interest granted by such Person, directly or indirectly with respect to any Indebtedness referred to in clauses (a) through
(g), where such Security Interest is on Property (including, without limitation, accounts and contract rights) owned by such Person, and even though such Person has not assumed or become liable for the payment of such Indebtedness.

Any reference to Indebtedness shall also be deemed to include any renewals, extensions, deferrals, restructurings, refundings, amendments and modifications of such Indebtedness.

"Indemnification Fee" means an amount equal to the Indemnification Rate times the amount of principal being prepaid times the remaining number of days in the Interest Period divided by 360.

"Indemnification Rate" means the difference between the LIBO Rate plus the Applicable Margin and the yield as of the date of the prepayment for U.S. treasury obligations having a maturity date of on or about the termination of the relevant Interest Period as determined by the Administrative Agent in good faith.

"Indemnified Party" has the meaning specified in Section 9.7.

"Information Memorandum" means the information memorandum prepared by Bankers Trust Company at the request of the Parent and which has been approved by the Parent and distributed to Lenders in connection with this Agreement.

"Intellectual Property" means the Intellectual Property Rights now or in the future owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing now or in the future, together with the benefit of all present and future agreements entered into or the benefit of which is enjoyed by any member of the Group relating to the use or exploitation of any of the aforementioned rights.

"Intellectual Property Rights" means all patents and patent applications, all rights in inventions, all trade and service marks and trade and service mark applications (and all goodwill associated with such applications), all brand and trade names, all get up and topography rights, all copyrights and rights in the nature of copyright, all rights in software and databases, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how, all confidential information, and all other intellectual property rights of a similar or corresponding character which may subsist in any part of the world.

"Intercompany Notes" means the following promissory notes: (i) the two promissory notes, each dated the Closing Date, by the Dutch Holding Company to the Company in the aggregate principal amount of $22,249,267and $75,033,233 respectively; (ii) the promissory note, dated the Closing Date, by Enertel to the Dutch Holding Company in the aggregate principal amount of $22,249,267.

"Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Lenders" means the Persons listed on Schedule 1.1(a) and the Persons which from time to time became a party hereto in accordance with Section 9.2.

"LIBO Rate" means, for a selected Interest Period, the rate that is equal to the higher of:

(a)
                                        X
                                       __
                                      1 - Y

                                      where



"X" is the interest rate (rounded upwards, if necessary, to the next 1/16th of 1%) for deposits in U.S. Dollars approximately equal in principal amount of the Term Loan for which such rate is being calculated, and for a period equal in length to three months of which rate appears or, if more than one such rate appears, the average of the rates which appear on the Reuters Screen LIBO Page as of 11:00 a.m., New York City time, on the day that is two Business Days prior to such date); and



"Y" is the percentage amount (expressed as a decimal) of reserves that applicable U.S. laws would require the Administrative Agent to maintain with respect to liabilities incurred on the London Interbank Market including, without limitation, reserves required under Regulation D of the Board of Governors of the Federal Reserve System for Euro-currency liabilities (as defined in such regulation and deemed, for purposes of this Agreement, to include the Administrative Agent's liabilities incurred on the London Interbank Market) without benefit of or credit for pro-ration, exception or offsets otherwise available from time to time under such regulation;



and (b) the Treasury Rate.



"Loan" has the meaning set forth in Section 2.1.



"Loan Party" means the Parent, the Company and any of their Subsidiaries (including, without limitation, the Dutch Holding Company and Enertel) which is a party to any Finance Document.



"Loss" has the meaning specified in Section 9.7.



"Majority Lenders" means, at any time, Lenders holding Loans and unused Commitments representing greater than 50% of the sum of the aggregate principal amount of the Loans at such time and the aggregate unused Commitments at such time.



"Margin Regulations" has the meaning specified in Section 4.l(u).



"Material Adverse Effect" means at any time any effect (a) which is or is reasonably likely, in the reasonable opinion of the Majority Lenders, to be materially adverse to: (I) the business, assets, financial condition or prospects of the Parent, the Company and their Subsidiaries, taken as a whole, or (II) the ability of the Parent, the Company or any other Loan Party to perform in a timely manner all or any of its obligations under any of the Finance Documents; or (b) which results in any of the Finance Documents not being legal, valid and binding on and enforceable against any Loan Party which is a party thereto, and/or in the case of any Security Document, not providing to the Collateral Agent the security over assets (other than immaterial assets) expressed to be secured under that Security Document which complies with Section 4.1(aa) at such time.



"Material Contracts" means those agreements set forth in Schedule 1.1 hereto (and including, without limitation, the Backbone Agreement and the Enertel Fixed Infrastructure License), as amended pursuant to the Acquisition Documents.



"Maturity Date" means the date which is one year from the Closing Date .



"Minority Shareholders" means the Enertel Shareholders who have agreed to purchase 20% of the shares of the Dutch Holding Company in accordance with the Minority Shareholder Agreement.



"Minority Shareholder Agreement" means the Share Purchase Agreement dated June 19, 1998, by the Enertel Shareholders party thereto, and the Company, in the form attached hereto as Exhibit 1.



"Moody's" means Moody's Investors Service, Inc. or its successors.



"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.



"Net Cash Proceeds" means, with respect to any sale, lease, license, transfer or other disposition of assets (including, without limitation, the sale of any debt or equity securities) by any Person, the cash proceeds (including, without limitation, all cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) by such Person or any Subsidiary thereof, minus the sum of (a) commercially reasonable and customary brokerage commissions, finder's fees and similar commissions and fees, and other commercially reasonable and customary fees and expenses (including commercially reasonable and customary fees and expenses of counsel, accountants and investment bankers), related to such sale or other disposition and (b) the amount of all taxes payable as a direct result of such sale, lease, license, transfer or other disposition of assets.



"New York Court" has the meaning specified in Section 9.10(a).



"Note" means any Note issued pursuant to Section 2.3.



"Notice of Loan" means a notice of the Term Loan delivered pursuant to Section 2.2(a), in form and substance satisfactory to the Administrative Agent and the Lenders.



"Obligation" means, with respect to any Loan Party, any obligation of such Loan Party of any kind arising under the Finance Documents, including, without limitation, any liability of Loan Party on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 7.1(g). Without limiting the generality of the foregoing, the Obligations of the Company include the obligation to pay principal, interest (including, without limitation, capitalized interest), charges, expenses, fees, attorneys' fees and disbursements, reimbursements, indemnities and other amounts payable by the Company under any Finance Document.



"Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by two Responsible Officers; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.



"Operating Budget" means, in relation to each financial year of the Group, a projected balance sheet, projected profit and loss account and projected cashflow statement for the Group for such financial year.



"Operating Licenses" means any regulatory license now or hereafter obtained by the Parent, the Company or any of their Subsidiaries which is material in enabling it to carry on its Business.



"Other Taxes" has the meaning specified in Section 2.11(b).



"Parent Guaranty" means the Guaranty Agreement by the Parent in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and Lenders.



"Permitted Financing" means:



(i)  equipment lease financing; and/or



(ii) with the prior written consent of the Majority Lenders, loan financing to the Parent, the Company or any of their Subsidiaries for the purpose of enabling such Person to finance the acquisition of equipment (x) under the terms of which recourse for all indebtedness arising as a result of such financing is limited to the equipment purchased using such finance and (y) which is secured only by a security interest on the equipment purchased by such financing;



provided in each case that:



(a)no Security Interest shall be granted by the Company or any Subsidiary over the Operating Licenses; and



(b)the aggregate maximum principal amount of all financings of the type described in paragraph (i) and (ii) above shall not exceed such amount as will when aggregated with the amount of the total commitments exceed $35,000,000 at any one time outstanding;



and for this purpose the principal amount of any financing of the type described at paragraph (i) above shall be the aggregate of the capital element of all future rentals under any such finance lease determined in accordance with GAAP.



"Permitted Indebtedness" means any Indebtedness expressly permitted to be incurred, created, assumed or contracted pursuant to Section 6.7.



"Permitted Liens" has the meaning set forth in Section 6.5.



"Person" means an individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.



"Pledge Agreement" means the Pledge Agreement, by the Parent, the Company and their Subsidiaries party thereto to the Collateral Agent, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.



"Pledge of Receivable Agreements" shall mean, collectively, the Pledge of Receivables and Loan Agreement, dated June 23, 1998, by the Borrower to the Collateral Agent and Pledge of Receivables and Loan Agreement, dated June 23, 1998, by the Dutch Holding Company to the Collateral Agent.



"Preferred Stock" means the Parent's Series A Preferred Stock and Series B Convertible Preferred Stock.



"Projections" means the projections of the Parent delivered to the Administrative Agent prior to the Effective Date.



"Property" means any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures) whether tangible or intangible.



"Quarterly Payment Date" means October 1, January 1, April 1 and July 1 of each year.



"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.



"Remedial Action" shall mean (a) remedial action as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken (i) to clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment,
(ii) to prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment, or (iii) to perform studies and investigations in connection with, or as a precondition to, (i) or
(ii) above.



"Register" has the meaning specified in Section 9.2(d).



"Request" has the meaning specified in Section 2.15.

"Requirement of Law" means, as to any Person, the certificate of incorporation, by-laws or other organizational or governing documents of such Person, and each law, treaty, rule, regulation (including, without limitation, the Margin Regulations), interpretation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.



"Responsible Officer" means, with respect to any Loan Party, the Chief Executive Officer, President, Treasurer or any equivalent officer of such Loan Party, as the context requires.



"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successors.



"Securities Act" means the Securities Act of 1933, as amended.



"Security Agreement" means the Security Agreement, granted by the Company and the Domestic Subsidiaries to the Collateral Agent, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.



"Security Documents" means the Security Agreement, the Pledge Agreement, the Dutch Pledge Agreement, the Pledge of Receivables Agreements and any other document in favor of the Collateral Agent constituting security for or providing recourse in respect of amounts outstanding under the Finance Documents.



"Security Interest" means any mortgage, claim, charge, pledge, lien, hypothecation, right of set-off, trust, assignment by way of security, reservation of title, any other type of preferential arrangement or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) having the practical effect of conferring security and any agreement to enter into, create or establish any of the foregoing and including the filing of any financing statement.



"Subsidiary" of any Person means (a) any corporation a majority of the total voting power of the Voting Stock of which is at the time owned by such Person, directly or indirectly through one or more such Subsidiaries, or (b) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.



"Take-Out Bank" has the meaning set forth in Section 3.1(q).



"Take-Out Securities" has the meaning specified in Section 2.15.

"Take-Out Securities Notice" has the meaning specified in Section 2.15.



"Taxes" has the meaning specified in Section 2.11(a).



"Term Loan" has the meaning specified in Section 2.1(a).



"Term Note" has the meaning specified in Section 2.3(a).



"Transaction Documents" means the Finance Documents and the Acquisition
Documents.



"Treasury Rate" means for any period a rate per annum (computed on a 365-day year basis and actual days elapsed) equal to the rate determined by the Administrative Agent to be the yield expressed as a rate in the secondary market on U.S. treasury securities of substantially the same principal amount of the Term Loans for which an interest rate is being determined and which have a term to maturity of ten years (such determination to be based upon quotes obtained by the Administrative Agent from established dealers in such market).



"Underwriters" means the underwriters of the Take-Out Securities.



"United States" and "U.S." each mean United States of America.



"Voting Stock" means capital stock issued by, or equivalent interests in, any Person, the holders of which are ordinarily, in the absence of any contingency, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.



"Warrants" means the warrants issued by the Parent to the Lenders, which warrants are exercisable at a price of $.01 per share and which provide an aggregate of 11% of the common stock of Parent, calculated on a fully-diluted basis after giving effect to the exercise thereof.



"Warrant Agreement" means the Warrant Agreement, dated as of the Closing Date, between the Administrative Agent, for the benefit of the Lenders, and the Parent, together with the Warrants issued pursuant thereto, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.



"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Wholly-Owned Subsidiary" means any Subsidiary all of whose outstanding Voting Stock (other than directors' qualifying shares, if any) is owned, directly or indirectly, by the Parent.



"Worldport International" means Worldport International, Inc., a Delaware corporation.



"WP Acquisition" means WP Acquisition, Inc., a Texas corporation.

Section I.2.  Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."



Section I.3.  Interpretation Generally

(A) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(B) The words section, subsection, schedule and exhibit are to the applicable portion of this Agreement unless otherwise specified.

(C) The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.

(D) The headings of the several articles and sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(E) A document, notice, note, bill of exchange or other instrument shall be deemed to have been validly signed and executed if it has been signed by either an original signature or a facsimile signature or stamp.

(F) All references to amounts of money shall, unless otherwise indicated, be references to United States dollars.

(G) Any of the "Administrative Agent", the "Collateral Agent", the "Lenders" or a "Lender" shall so be construed as to include its successors and permitted assigns.

Section I.4.  Precedence.

In the event that any provision of any other Finance Document contradicts or is otherwise incapable of being construed in conjunction with the provisions of this Agreement, the provisions of this Agreement shall take precedence over those contained in the other Finance Document.

                                   ARTICLE II

                                  THE TERM LOAN

Section 2.1.  The Term Loan.

(a) Subject to and upon the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make a term loan to the Company on the Closing Date (each, a "Loan" and collectively, the "Term Loan") in a sum not to exceed such Lender's Commitment, provided that the aggregate principal amount of the Term Loans shall not exceed $120,000,000 (plus interest capitalized with respect to the Term Loan after the Closing Date or such lower amount as contemplated by this Agreement).

(b) The Commitments shall expire on the Commitment Expiry Date if not utilized on or prior to such date. All unutilized Commitments shall expire simultaneously with the making of the Term Loans on the Closing Date.

Section 2.5  Borrowing Notice.

The Company shall notify the Administrative Agent by telephone by 11:00 am (New York time) at least one Business Day before the proposed borrowing date (confirmed by a Notice of Loan duly executed by a Responsible Officer of the Company, and telecopied or otherwise delivered to the Administrative Agent within twenty-four hours of the telephonic notice) for the Term Loans, specifying the date and amount of the proposed Term Loan, and certifying each of the matters set forth therein. The Notice of Loan shall also confirm that such use is in accordance with Section 2.10. The Administrative Agent shall in turn notify each other Lender by 11:00 am (New York time) on the second Business Day preceding the proposed borrowing date. On the specified borrowing date each Lender shall make available to the Administrative Agent by no later than 12:00 noon (New York time), at its offices located at 130 Liberty Street, New York, New York, in funds immediately available to the Administrative Agent, such Lender's ratable share of the requested Term Loan. Upon receipt of such funds by the Administrative Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will immediately make such funds available to Company.

Section 2.6.  The Notes

The obligation of the Company to repay the Term Loan shall be evidenced by one or more promissory notes of the Company (each, a "Term Note"), dated the applicable Closing Date, payable to the order of each Lender in a principal amount equal to such Lender's Commitment and otherwise in form and substance satisfactory to the Lenders. Each Lender is hereby authorized to record on its books and records, the date and amount of each Term Loan made by such Lender, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any incorrect recordation shall not affect the Obligations of the Company hereunder or under the Term Notes. Each Term Note shall be stated to mature on the Maturity Date.

Section 2.7.  Fees

The Company shall pay to each Lender and to the Administrative Agent all fees and expenses agreed to by the Company in the Fee Letter.

Section 2.8.  Repayment of term Loan

(A) Voluntary. The Company may repay, in whole or in part, the outstanding principal amount of the Term Loan, at any time and from time to time on the following terms and conditions:

(i) the Company shall give the Administrative Agent prior to 12:00 Noon (New York time) at least one Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Term Loan, the amount of such prepayment to be prepaid which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii) each prepayment of the Term Loan shall be applied pro rata among the Lenders that made such Term Loan;

(iii) all notice of voluntary prepayments, once given to the Administrative Agent, shall be irrevocable; and

(iv) once prepaid, the Term Loan may not be reborrowed.

(B) Mandatory Repayments of Term Loan. The Term Loan shall mature on the Maturity Date and shall be repaid in full by the Company on such date, without premium or penalty or further action on the part of any Lender, the Administrative Agent or the Collateral Agent. Once repaid the Term Loan may not be reborrowed.

Section 2.9.  Termination or Reduction of the Commitments.

(A) Voluntary. The Company shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to the Administrative Agent, to terminate the unused portions of the Commitments in whole or ratably reduce them in part, without penalty or premium. Any partial reduction shall be in the minimum aggregate amount of $5,000,000.

(B) Cancellation of Commitments. Any termination or reduction of the Lender's respective Commitments hereunder shall be permanent and the Commitments cannot thereafter be restored or increased.

Section 2.7.  Interest.



(A) Term Loans. The Company shall pay interest on the unpaid principal amount of the Term Loan from the date on which the Term Loan is made until such principal amount has been repaid in full, payable in arrears on each Quarterly Payment Date, upon each prepayment (on the amount prepaid), at the time of each principal repayment (on the amount so repaid), at maturity and after maturity on demand, in all cases at a per annum rate equal to the LIBO Rate plus the Applicable Margin, which per annum rate shall change simultaneously with each change in the LIBO Rate or as otherwise required by this Section 2.7.



(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Company shall pay, on demand of any Lender, interest on the unpaid principal amount of the outstanding Loans at a rate per annum equal to the non-default rate of interest required to be paid on the unpaid principal amount of the Loans during such period plus 2% per annum.



(c) Capitalized Interest. Notwithstanding anything herein to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the right to satisfy its obligation to pay interest with respect to any Note by adding such interest to the principal amount outstanding under such Note, on the applicable interest payment date. The Company shall give the Administrative Agent three Business Days' irrevocable notice that it will exercise such right with respect to interest payable on the next interest payment date.

Section 2.10.  Mandatory Prepayments

(a)(i) Prepayments from Asset Sales. Upon receipt by the Parent, the Company or any of their Subsidiaries of Cash Proceeds of any Asset Sale occurring after the Closing Date, the Company shall prepay the Term Loan with the Net Cash Proceeds received from such Asset Sale, in the case of Asset Sales pursuant to clause (a) of the definition thereof, concurrently with the consummation of such Asset Sale, and with respect to all other Asset Sales, on a date not later than the Business Day next succeeding the earlier of (1) the 30th day after consummation of such Asset Sale unless prior to such date, the Parent, the Company or any such Subsidiary has entered into a firm order or commitment for the purchase of an asset or assets which shall be used in the Business and (2) the 90th day after the consummation of such Asset Sale if and to the extent that such Net Cash Proceeds are not applied by the Parent, the Company or any of their Subsidiaries to the replacement of such asset or assets with an asset or assets useful in the Business. In each case, such new asset shall be subject to the Security Interest of the Security Documents to the same extent as the asset subject to such Asset Sale or otherwise owned by a Loan Party or other member of the Group whose stock is pledged by a member of the Group pursuant to a Pledge Agreement. Concurrently, with the consummation of an Asset Sale, the Company shall deliver to the Agent an Officer's Certificate demonstrating the derivation of Net Cash Proceeds from the gross sales price of such Asset Sale.

(ii) Prepayments from Issuances of Take-Out Securities and Other Indebtedness. Concurrently with the receipt by the Parent, the Company or any of their Subsidiaries of proceeds from the issuance of Take-Out Securities and, except for issuances of Indebtedness permitted pursuant to Sections 6.7(c) and (d) and for Permitted Financings, any other Indebtedness, the Company shall prepay the Loan in a principal amount equal to the lesser of the proceeds thereof (net of expenses payable by the Parent, the Company or any such Subsidiary to any Person other than an Affiliate of the Company in connection with the issuances thereof) or the aggregate principal amount of the Notes then outstanding.

(iii) Prepayments from Loss Proceeds. The Company shall repay the Term Loan in an amount equal to the amount received in respect of any insurance payment or condemnation award in respect of the loss, damage, destruction or taking of any assets of the Parent, the Company or any of their Subsidiaries, other than receipts which:

(1)  are less than $250,000 in the aggregate;

(2) are reinvested (or with respect to which there are contractual commitments to reinvest) in equipment or assets of the Business within 90 days of the receipt thereof; and

(3) are received and held at a time when no Default or Event of Default shall have occurred.

(b) Notice. The Company shall notify the Agent of any prepayment to be made pursuant to this Section 2.8 at least two Business Days prior to such prepayment date unless shorter notice is satisfactory to the Majority Lenders).

(c) Company's Mandatory Prepayment Obligation; Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

(d)  Mandatory Offer to Purchase Notes.

(i) Upon the occurrence of a Change of Control (the date of such occurrence, the "Change of Control Date"), each Lender shall have the right to require the repurchase of any or all of the Notes pursuant to an offer to purchase (the "Change of Control Offer") at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued interest thereon to the date of repurchase.

(ii) The notice to the Administrative Agent shall contain all instructions and materials necessary to enable each Lender to tender its Notes.

(iii) Within 30 days following any Change of Control the Company shall mail a notice to the Agent stating:

(1) that the Change of Control Offer is being made pursuant to this Section 2.8(iv) and that all Notes tendered will be accepted for repayment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Offer Payment Date");

(3)  that any Note not tendered will continue to accrue interest;

(4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

(5) that if a lender elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Commune prior to 5:00 p.m. New York time on the Offer Payment Date;

(6) That a Lender will be entitled to withdraw its election if the Company receives, not later than 5:00 p.m. New York time on the Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes such Lender delivered for purchase, and a statement that such Lender is withdrawing its election to have such Note purchased; and

(7) that if the Notes are tendered only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

(iv) On or before the Offer Payment Date, the Company shall (i) accept for payment Notes or portions thereof which are tendered in accordance with the above, and (ii) deposit at the Payment Office U.S. Legal Tender sufficient to pay the purchase price of all Notes to be purchased. The Administrative Agent shall promptly mail to the Lenders whose Notes are so accepted payment in an amount equal to the purchase price unless such payment is prohibited pursuant to
Section 8 hereof or otherwise.



Section 2.11.  Payments and Computations.

(A) Payments. The Company shall make each payment hereunder and under each Note not later than 11:00 a.m. (New York time) on the day when due, in United States dollars, to the Administrative Agent in immediately available funds. Such payments shall be made by wire transfer to the account of the Administrative Agent at 130 Liberty Street, New York, New York 10006, United States of America, ABA #021001033 for the account of Bankers Trust Company (Account #99401268), Attention: Commercial Loan Division, or such other account as the Administrative Agent may designate to the Company by notice.

(B) Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder and under each Note shall be conclusive and binding for all purposes, absent manifest error.

(C) Business Day. Whenever any payment hereunder or under a Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall, in each case, be included in the computation of payment of interest or any fee, as the case may be; provided, however, that if such extension would cause the payment of interest on or principal of the Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(D) No Defense. To the fullest extent permitted by law, the Company shall make all payments hereunder and under the Note regardless of any defense, counterclaim or right of set-off (which the Company, in each case, hereby waives), including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any Governmental Authority and which may adversely affect the Company's obligation to make, or the right of a holder of a Note to receive, such payments.

(E) Allocation. Any money paid to, received by, or collected by the Administrative Agent or any Lender pursuant to this Agreement or any other Finance Document, (including on the sale or other realization upon any Collateral), shall be applied in the following order, at the date or dates fixed by the Administrative Agent:

First: to the indefeasible payment of any unpaid fees and reimbursement of unpaid expenses of the Administrative Agent or the Collateral Agent;

Second: to the indefeasible payment of all costs, expenses, other fees, commissions and taxes incurred by any Lender;

Third: to the indefeasible payment of all accrued interest to the date of such payment or collection;

Fourth: to the indefeasible payment of the amounts of Obligations then due and unpaid under this Agreement, the Notes or any other Finance Document for principal, in respect of which or for the benefit of which such money has been paid or collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fifth:  the balance, if any, to the Person lawfully entitled thereto.

Section 2.11.  Use of Proceeds.

The Company agrees to use the proceeds of the Term Loan as follows:

(A) an amount equal to $17,217,500 to be contributed to the Dutch Holding Company, and an amount equal to $97,282,500 to be loaned to the Dutch Holding Company, the proceeds of which, in each case, shall be used by the Dutch Holding Company for payment of the purchase price for the Enertel Acquisition (including the repayment of Acquired Entity Indebtedness) and for working capital of the Company (to the extent permitted hereby) and Enertel following consummation of the Enertel Acquisition;

(b) an amount not in excess of $250,000 to repay in full all outstanding obligations owed by the Parent, the Company or any of their Subsidiaries in respect of the acquisition by the Parent of MathComp, B.V.; and

(c) to pay all fees and expenses incurred in connection with this Agreement and the Enertel Acquisition.

Section 2.13.  Taxes.

(A) Taxes. Any and all payments by the Company hereunder or under the Notes shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, additions to tax, interest, penalties and all other liabilities with respect thereto, excluding taxes imposed or levied on or measured by the overall net income of the Administrative Agent or the Lenders (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Administrative Agent or the Lenders or any of their respective Affiliates who may become a holder of the Note: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Administrative Agent or the Lenders or any of their respective Affiliates who may become a holder of the Note receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions; and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(B) Other Taxes. In addition, the Company agrees to pay any present or future stamp, mortgage recording or documentary taxes or any other excise, franchise or property taxes, charges or similar levies which arise from any payment made hereunder or under a Note or other Finance Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Finance Documents (hereinafter referred to as "Other Taxes") and hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Other Taxes.

(C) Indemnity. The Company will indemnify the Administrative Agent and any Lender for the full amount of Taxes or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by the Administrative Agent or any Lender or any of their respective Affiliates who may become the holder of a Note and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within seven
(7) days from the date the Administrative Agent or any Lender or any of their respective Affiliates who may become a holder of a Note makes written demand therefor.

(D) Furnish Evidence to Administrative Agent. The Company will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each taxing authority imposing such Taxes. The Company will furnish to the Lenders, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Company or, if such receipts are not obtainable, other evidence of such payments by the Company reasonably satisfactory to the Lenders.

(e) Tax Affairs. Nothing in this Section 2.11 shall oblige any Lender to disclose to the Company or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

(f) Survival. Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.11 shall survive the payment in full of all amounts due hereunder and under the Notes.

Section 2.14.  Increased Cost.



(A) Increased Cost. If any Lender determines that the adoption of any applicable law, rule, regulation, directive or guideline (including those regarding capital adequacy), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable authority charged with the interpretation or administration thereof, or the effectiveness after the date hereof of any of the foregoing which have been previously adopted but are not yet fully effective (including, but not limited to, each phase in the effectiveness of the "Risk-Based Capital Guidelines" which have been previously adopted by the United States Office of the Comptroller of the Currency and certain other United States banking regulatory agencies), or compliance by any Lender with any direction, requirement or request regarding capital adequacy (whether or nor having the force of law) of any Governmental Authority, central bank or comparable agency:



(I) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender determines that the amount of such capital is increased as a consequence of such Lender's obligations under this Agreement (taking into consideration such Lender's policies (in effect on the date hereof) with respect to capital adequacy and such Lender's targeted return on capital);



(ii) has or would have the effect of reducing the rate of return on the capital or assets of such Lender or such Lender's holding company as a consequence of its Commitments or Obligations hereunder; or



(iii) subjects or would subject any Lender to any tax, duty or other charge, or changes or would change the basis of taxation of the Loans (other than income taxes payable by the Lenders),



then, from time to time upon receiving notice as described in Section 2.12(b) from such Lender, the Company shall promptly pay to such Lender, any additional amounts as will compensate such Lender and/or any corporation controlling such Lender for such change or effect.



(B) Notice, Evidence. Each Lender will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.12. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the basis for and the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.15.  Special Provisions.



(a) Reimbursement for Losses. Upon demand by the Administrative Agent or any Lender, Company shall reimburse by payment of an Indemnification Fee to the Administrative Agent or such Lender for any loss, cost or expense which they may reasonably incur or have incurred as a result of such payment, acceleration or conversion including, without limitation, any loss (and also including loss of anticipated profits), cost or expense that may be incurred or has been incurred by reason of the liquidation or reemployment of borrowings or other funds acquired by Lenders to fund or maintain the Loan (including, but not limited to, any interest or fees payable by such Lenders to lenders of funds obtained by them in order to make or maintain such Loans) which such Lender incurs or may incur as a result of any prepayment or acceleration of maturity of any Loan. With each demand for reimbursement under this Section 2.13, such Lender shall submit a certificate to Administrative Agent and Company setting forth the basis for the demand.



(b)I Funding Through Other Offices. Each Lender may fulfill its Commitment for Loans by causing a foreign branch or affiliate of such Lender to make Loans. Nevertheless, the Company shall owe its obligations on Loans to such Lender rather than to any foreign branches or affiliates of such Lender. Each Lender shall repay its foreign branches or affiliates.



(c)I Discretion of Lenders as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender may fund or maintain its funding of all or any part of the Loans in any manner it chooses.

(d)I Minimum Amounts. All borrowings, conversions, continuations, payments and prepayments hereunder shall be made or selected so that, after giving effect thereto, the aggregate principal amount of any Loan shall not be less than $1,000,000 or an integral multiple of $500,000 in excess thereof.

Section 2.16. Right of Set Off; Sharing of Payments, Etc.(A)I Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Company authorizes each Lender at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency and any other indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Company against and on account of the Obligations of the Company to such Lender under this Agreement or under any of the other Finance Documents, including, without limitation, all interests in or participations in the Obligations purchased by such Lender pursuant to Section 9.2, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Finance Document, irrespective of whether or not such Lender shall have made any demand hereunder and although the Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. A Finance Party may exercise such rights notwithstanding that the amounts concerned may be expressed in different currencies and each Finance Party is authorized to effect any necessary conversions at a market rate of exchange selected by it.



(B)I Sharing. If any Lender shall obtain from the Company payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement, a Finance Document or any Note held by it through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein) and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due to such Lender by the Company than the percentage received by any other Lenders, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or any interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.



(C)I No Requirement. Nothing in this Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 2.17. Securities Demand.(A) Upon request (a "Request") from any Take-Out Bank made at any time after the earlier of (x) the date on which the Enertel Acquisition has been consummated and (y) the Commitment Expiry Date, the Parent and the Company shall take all reasonable actions necessary or desirable, to the extent within its power, so that the Take-Out Bank can, as soon as practicable after such Request, privately place or publicly distribute the Take-Out Securities (the "Initial Request Date"). Upon notice by the Take-Out Bank (a "Take-Out Securities Notice"), at any time and from time to time following the Initial Request Date, the Parent will issue and sell Take-Out Securities upon such terms and conditions as specified in the Take-Out Securities Notice. "Take-Out Securities" shall mean debt securities issued pursuant to a private placement on the following terms: (i) fixed interest rates or yields which shall be determined by the Take-Out Banks based on a spread above the LIBO Rate, as determined in light of then prevailing market conditions, provided that the effective yield thereon shall not exceed a rate equal to (A) 16% if such Take-Out Securities are issued prior to the date which is nine-months after the Closing Date and (B) 18% if such Take-Out Securities are issued thereafter, plus, in either case, Warrants exercisable for ten years from the issuance thereof at a price of $.01 per share for up to 15% (less the amount of the Warrants issued pursuant to the Warrant Agreement) of the common stock of the Parent, calculated on a fully diluted basis taking into effect the exercise thereof; (ii) the Take-Out Securities will contain such other terms, conditions and covenants (including the terms and conditions of the issuance and sale of the Take-Out Securities) as are customary for similar high-yield financings and as are satisfactory in all respects to the Take-Out Banks; (iii) such debt securities shall have a final maturity not earlier than the eighth anniversary after consummation of the Enertel Acquisition; (iv) such debt securities shall constitute general unsecured obligations of the Parent; and (v) all other arrangements with respect to such securities shall be reasonably satisfactory in all respects to the Take-Out Banks in light of the then prevailing market conditions. In the event that, at any time prior to the issuance of the Take-Out Securities, the Term Loan or the Parent's other unsecured senior secured long-term debt obligations (which obligations do not have the benefit of any credit support by any Person other than the Parent, the Company or any of their Subsidiaries), have not received a rating of higher than CCC+ by S&P and Caa by Moody's, then the interest rate set forth in subclause (i) above for the Take-Out Securities shall be increased by 1.50%.



If the Parent or the Company receives offers to purchase Take-Out Securities on the terms set forth in this Section 2.15, the Parent and the Company agree that such terms shall be acceptable, acknowledge that the Parent and the Company are required to issue such Take-Out Securities and agree to use the proceeds therefrom for the repayment of the Term Loan.

                                   ARTICLE III

                                   CONDITIONS



Section 3.1. Conditions Precedent to the Term Loans.The obligation of each Lender to fund the Term Loan on the Closing Date is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions precedent:



(a) Finance Documents. The Administrative Agent shall have received each of the Finance Documents, each duly executed by the Parent, the Company and such Subsidiary, as applicable and the Lenders.



(b) Notes. The Administrative Agent shall have received an appropriately completed and duly executed Note payable to the order of each Lender.

(c) Compliance. The Lenders shall be reasonably satisfied that the Company has complied with, and will continue to comply with, all Requirements of Law in connection with their respective execution, delivery and performance of the Finance Documents and the transactions contemplated thereby and the consummation of the Enertel Acquisition.



(d) No Litigation or Other Proceeding. As of the Closing Date, (x) no action, suit, litigation, proceeding investigation, inquiry or dispute by or before any court, Governmental Authority or any arbitrator shall be pending against or affecting (i) the Parent, the Company or any of their Subsidiaries or the Enertel Acquisition or threatened against or affecting the Parent, the Company or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (ii) the Finance Documents or any of the transactions contemplated thereby and (y) there shall not have been any Requirement of Law or injunction applicable to the Enertel Acquisition or the Finance Documents or any of the transactions contemplated thereby which have been enacted, promulgated, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding before any such Governmental Authority which is reasonably likely to, in each case, prohibit, restrict, delay or otherwise materially affect the Enertel Acquisition.



(e) Termination of Existing Liens. The Administrative Agent shall have received all UCC-3 termination statements and all other agreements and instruments reasonably requested by the Administrative Agent to terminate all Liens on assets of the Parent, the Company and their Subsidiaries other than Permitted Liens.



(f) Equity Documents. The Administrative Agent shall have received certified copies of all shareholder agreements, registration rights agreements and all other agreements and documents relating to the stock and capital structure of the Parent, the Company and their Subsidiaries to which the Parent, the Company and their Subsidiaries are a party as specified by the Administrative Agent.



(g) Approvals. The Administrative Agent shall have received evidence that all consents and filings necessary for any of the transactions contemplated by the Finance Documents and their validity and/or enforceability have been obtained or made and are in full force and effect (including, without limitation, all third party consents which the Collateral Agent requires to the creating of any Security Interest contained in the Security Agreement granted by any Loan Party.



(h) Corporate Documents. (x) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or articles of association, as applicable, including all amendments thereto (or the equivalent thereof), of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State;
(ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Finance Documents to which such Person is a party and, in the case of the Company, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Finance Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.



(y) The Articles of Enertel shall have been amended to permit the pledge of its shares of stock, which amendment shall have received all requisite Governmental Approvals and which amendment shall be in full force and effect.



(i) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (aa) and (bb) of Section 3.1 as of the Closing Date.



(j) Fees and Expenses. The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to such Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Finance Document.



(k) Pledge Agreements. The Pledge Agreement and the Dutch Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all of the Intercompany Notes and the outstanding capital stock of the Domestic Subsidiaries, the Dutch Holding Company and Enertel shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Lenders and certificates representing such shares, accompanied by instruments of transfer and stock and note powers endorsed in blank, shall be in the actual possession of the Collateral Agent.



(l) Security Agreement. The Security Agreement shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.2) described in such agreement shall have been delivered to the Collateral Agent.



(m) Lien Searches. The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such Person is located, any offices of such Persons in which records have been kept relating to accounts receivable and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.2 or have been released.



(n) Perfection Certificate. The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Parent and the Company.



(o) Warrant Agreement. The Warrant Agreement shall have been duly executed by the parties thereto and delivered to the Administrative Agent, and the Warrants (as defined therein) shall have been duly executed by the Parent and delivered into escrow in accordance with the terms thereof.



(p) Guarantee Agreements. The Guarantee Agreement, the Parent Guaranty and the Enertel Guaranty shall have been duly executed by the parties thereto and delivered to the Administrative Agent.



(q) Engagement. The Company shall have engaged one or more investment banks (collectively, the "Take-Out Banks") reasonably satisfactory to the Administrative Agent to publicly sell or privately place the Take-Out Securities and shall have commenced the preparation of an offering memorandum in consultation with such investment banks, relating to the issuance thereof. Such engagement shall have been definitively documents in terms and conditions satisfactory to the Administrative Agent; such documentation shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.



(r) Payment of Overdue Amounts. All outstanding amounts due under previous acquisition agreements (including, without limitation, amounts owed to Bahman Zolfagharpour ("Bahman") by Parent under the Sale and Transfer of Shares dated February 13, 1998, between Bahman and Parent) or in connection with any other acquisition by any member of the Group shall, concurrently with the making of the Term Loan, have been paid or such member of the Group shall otherwise obtained appropriate waivers, in form and substance satisfactory to the Administrative Agent, with respect to such payments. No default under or in connection with any prior acquisitions shall be continuing.



(s)  Legal Opinions.  The Administrative Agent shall have received:



(II) a favorable opinion of McDermott, Will & Emery, special New York and U.S. counsel to the Parent and the Company, in a form which shall be mutually agreed upon;



(III) a favorable opinion of Caron & Stevens, special Netherlands counsel to the Parent and the Company, in a form which shall be mutually agreed upon; and



(iii) opinions of local Georgia and Nebraska counsel covering matters relating to perfection of the liens under the relevant Security Documents and other matters reasonably requested by the Administrative Agent, in a form which shall be mutually agreed upon.



(t) CT Corporation. The Administrative Agent shall have received evidence reasonably satisfactory to it that CT Corporation System has accepted the appointment of agency for the Company pursuant to this Agreement and the other Finance Documents for a term ending one year after the Maturity Date.



(u) Operating Licenses. The Administrative Agent shall have received a certified copy of all Operating Licenses.



(v) Insurance Arrangements. The Administrative Agent shall have received evidence from the Parent's and Company's insurance brokers of all other insurance coverage for the Company and their Subsidiaries which is in full force and effect on such Closing Date.



(w) Subsidiary Shares The Administrative Agent shall have received all shares of stock and all certificates of title in each Loan Party's shareholding in the collateral pledged under the Pledge Agreement and Dutch Pledge Agreement and stock transfer forms in respect of the same executed in blank on behalf of such Loan Party, as the case may be (except for the number and class of shares and the name of the transferor) and left undated.



(x) No Adverse Change or Development, Etc. (i) Nothing shall have occurred since December 31, 1997 and since the Effective Date, the Lenders shall have become aware of no facts or conditions not otherwise known to the Lenders on the Effective Date, which could reasonably be expected to have a Material Adverse Effect; (ii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended and minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in each case, in the reasonable judgment of the Lenders would materially and adversely affect the ability of the Lenders to syndicate the Term Loan or makes it impracticable or inadvisable to proceed with the consummation of the Enertel Acquisition or the Term Loan or any of the other transactions contemplated hereby.



(y) Indebtedness. The Parent, the Company and their Subsidiaries shall have no outstanding Indebtedness other than the Indebtedness listed on Schedule 3.1(y), which Schedule shall have been delivered prior to the Closing Date and shall be in form and substance satisfactory to the Lenders in all respects. All Indebtedness owing by Enertel pursuant to that certain Loan Agreement, dated May 11, 1998 by Enertel to ABN Amro Bank N.V. (the "ABN Amro Debt") shall, concurrently with the making of the Terms Loan, be repaid in full and such Loan Agreement shall be terminated. All outstanding indebtedness by Enertel to the Enertel Shareholders (the "Existing Shareholder Debt") shall, concurrently with the making of the Term Loan, be repaid or canceled (or such other arrangements shall have been made for dealing with such indebtedness which are satisfactory to the Administrative Agent).

(z) Representations and Warranties. The representations and warranties of the Loan Parties contained in any Finance Document shall be true and correct on such date both before and after giving effect to the making of such Term Loan on the Closing Date.



(aa) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing either before or after giving effect to the making of such Term Loan on the Closing Date.



(bb) Due Diligence Report. The Lenders shall have received a final copy of a due diligence report, in form and substance satisfactory to the Lenders, from Caron & Stevens covering Enertel, and the Administrative Agent, the Collateral Agent and the Lenders shall be expressly entitled to rely thereon.



(cc) Notice of Loan. The Administrative Agent shall have received an executed Notice of Loan in respect of the Term Loan, which Notice of Loan shall contain the certifications of a Responsible Officer of the Company specified in Exhibit B, each of which shall be deemed made as of the date of such Notice of Loan and as of the date on which the Term Loan is to be made.



(dd) Consummation of Acquisition. As of the Closing Date, the Enertel Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Documents and all applicable laws. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Enertel Acquisition. As of such Closing Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Enertel Acquisition, or the making of the Term Loan or the performance by any Loan Party of its respective obligations under the Transaction Documents. Except for changes which are reasonably acceptable to the Administrative Agent and the Majority Lenders, the Acquisition Agreement (and all exhibits and schedules thereto) shall be in the form delivered to the Administrative Agent and the Lenders prior to the Effective Date. The Acquisition Documents (and the transactions contemplated thereby) shall have been duly approved by the boards of directors and, if required by applicable law, the stockholders of the parties thereto, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Each of the conditions precedent to the obligation of the parties to consummate the Enertel Acquisition as set forth in the respective Acquisition Agreement shall have been satisfied to the satisfaction of the Administrative Agent and the Majority Lenders, or waived with the consent of the Administrative Agent and the Majority Lenders and the Enertel Acquisition shall have been consummated in accordance with the Acquisition Documents (without giving effect to any amendment or modification of the respective Acquisition Agreement or waiver with respect thereto unless consented to by the Administrative Agent and the Majority Lenders) and all applicable laws, rules and regulations.



(ee) Solvency. On the Closing Date, the Company shall have delivered to the Administrative Agent a solvency certificate in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Banks and dated the Closing Date, from the chief executive officer or chief financial officer of the Company.

(ff) Approvals. All necessary governmental (domestic and foreign), regulatory and third party approvals and/or consents in connection with the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Majority Lenders or the Administrative Agent, materially adverse conditions upon the consummation of such transactions. Any applicable law regulating the Acquisitions shall have been complied with or shall have been reasonably determined by the Administrative Agent and the Majority Lenders to be invalid or inapplicable to the Enertel Acquisition.



(gg)  Corporate, Capital, Ownership Structure.



(i)All of the outstanding shares of capital stock of the Dutch Holding Company shall have been contributed to the Company by the Parent as a capital contribution and evidence thereof shall have been given to the Administrative Agent in form and substance satisfactory to the Administrative Agent.



(ii)On the Closing Date (after giving effect to the Enertel Acquisition to be funded on such date) the corporate, capital and ownership structure (including, without limitation, the terms of any capital stock, options, warrants or other securities issued or to be issued by the Parent or the Company on the Closing Date and all agreements and organizational documents related thereto) and management of the Parent, the Company and their Subsidiaries shall be reasonably satisfactory to the Administrative Agent and the Majority Lenders.



(hh) Minority Shareholder Agreement. The Lenders shall have received an executed copy of the Minority Shareholder Agreement. Such agreement or other contractual arrangement shall not contain any term or provision pursuant to which the rights and remedies of the Administrative Agent, the Collateral Agent and/or the Lenders could be adversely affected in any manner and such agreement or contractual arrangement shall otherwise be in form and substance satisfactory to the Lenders.



(ii) Equity Investment. Global Crossing's Board of Directors shall have approved a capital contribution to the Parent in an aggregate amount of not less than $20 million, of which an amount not less than $10 million shall be in the form of cash and the remainder shall be in the form of assets acceptable to the Lenders. The Administrative Agent shall have received a letter of intent, or other writings evidencing such approval and intent to make such capital contribution, in each case in form and substance satisfactory to the Administrative Agent.



(jj)III Financial Information.  The Administrative Agent shall have received:



(IV) the management accounts of the Parent and the Group for the period commencing December 31, 1997 and ending March 31, 1998 including a profit and loss account, balance sheet and cashflow statement; and

(V)  the Projections.



(kk)V No Litigation or Other Proceeding. No action, suit, litigation, proceeding investigation, inquiry or dispute by or before any court, Governmental Authority or any arbitrator shall be pending against or affecting the Parent, the Company or any of their Subsidiaries or threatened against or affecting the Parent, the Company or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect.



(ll) Delivery of Schedules. All Schedules referenced to in this Agreement which have not been delivered or attached hereto on the Effective Date shall have been delivered to the Administrative Agent and the Lenders, and shall, in each case, be in form and substance satisfactory to the Administrative Agent and Lenders in all respects.

Section 3.2. Conditions Precedent: General Principles.(A) Effect of Receipt of Proceeds. The acceptance of the proceeds of the Term Loan shall constitute a representation and warranty by the Company to each of the Lenders that all of the applicable conditions required to be satisfied under this Article 3 in connection with the making of such Loan have been satisfied.



(B) Copies for all Lenders. All of the agreements, instruments, reports, opinions and other documents and papers referred to in this Article 3, unless otherwise expressly specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders, without cost to the Administrative Agent or any Lender and shall be reasonably satisfactory in form and substance to each Lender.

                                   ARTICLE IV



                         REPRESENTATIONS AND WARRANTIES



Section 4.1. Representations and Warranties.The Parent and the Company hereby represent and warrant to the Administrative Agent and the Lenders that each of the statements set forth below are as of Closing Date are true, correct and complete:



(A) Due Incorporation, Etc. The Parent, the Company and each of its Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Parent, the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or proposes to own or lease property or in which the conduct of its business requires it to so qualify or be licensed, except, in each case, for such jurisdictions where the failure to so qualify or be licensed would not have a Material Adverse Effect.



(B) Authority. All actions, conditions and things required to be taken, fulfilled and done by each Loan Party in order: (VI) to enable it to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents; and (VII) to ensure that those obligations are valid, legally binding and enforceable; and (VIII) to create the security constituted by the Security Documents to which it is party and to ensure that such security has the ranking specified therein as of the Closing Date shall, in each case, have been taken, fulfilled and completed.



(C) Consents. On the Closing Date, all consents and filings required for each Loan Party's entry into, exercise of its rights under and performance of its obligations under each of the Finance Documents to which it is party shall have been obtained by the Company and each other Loan Party.



(D) Non-Conflict. The execution, delivery and performance by each Loan Party under each of the Finance Documents to which it is party does not and will not:
(IX) contravene any law, directive, judgment or order to which any Loan Party is subject; (X) contravene its memorandum or articles of association or other constitutional documents; (XI) breach any agreement or the terms of any contract or document to which any Loan Party or any of their Subsidiaries is a party or which is binding upon it or any of its Subsidiaries or any of its or their assets; or (XII) oblige any Loan Party or any of their Subsidiaries to create any security or result in the creation of any security over its or their assets other than under the Security Documents.



(E) Obligations Binding and Validity of Finance Documents. Each Finance Document and other Transaction Document, when duly executed and delivered, will constitute the legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).



(F) Winding-up. No administrator, receiver, administrative receiver, liquidator or similar officer has been appointed with respect to it or any of its Subsidiaries or its or any of their assets nor is any petition or proceeding for any such appointment pending nor has any resolution for any such appointment been passed.



(G) No Defaults. No Default or Event of Default has occurred and is continuing.



(H) Litigation. No litigation, arbitration, administrative, regulatory or similar proceeding is current or, to its knowledge, pending or threatened which has or is reasonably likely to have by itself or together with any other such proceedings a Material Adverse Effect.



(i)  Consents and Filings for Business Operations.



(XIII)  All consents and filings have been obtained or effected which are necessary for the carrying on of the Business and all such consents and filings are in full force and effect except to the extent that absence of any such consent or filing does not and is not reasonably likely to have a Material Adverse Effect;



(XIV) each Operating License is valid and subsisting, and so far as the Company is aware there has been no act or omission which could give rise to the enforcement, revocation, amendment, suspension, withdrawal or avoidance of any Operating License or any of the terms or conditions thereof;



(XV) the Company has no material licenses, other than the Operating Licenses, which are necessary for the carrying on of the Business.



(j) Government or Regulatory Authority Inquiry. Neither the Parent, the Company nor any of their Subsidiaries has received any notice or communication which has not been disclosed to the Administrative Agent on or prior to the date hereof from, and is not aware of, any inquiry, investigation or proceeding on the part of any Governmental Authority, which inquiry, investigation or proceedings is reasonably likely, if adversely determined, to have a Material Adverse Effect.



(I) Material Contracts. Neither the Parent, the Company nor any of their Subsidiaries is in breach of any provision of or in default under any Material Contract where such breach or default has or is reasonably likely to have a Material Adverse Effect and no party has terminated or is entitled to terminate (on the basis of any breach of or default under any Material Contract) any Material Contract, the termination of which would be reasonably likely to have a Material Adverse Effect.



(J)  Accounts.



(XVI) The Parent's most recent audited financial statements (together with the notes thereto) (aa) fairly present its financial position or in the case of consolidated financial statements the financial position of it and its Subsidiaries as at the date to which they were prepared and for the financial year then ended; and (bb) were prepared in accordance with GAAP;



(XVII) Its monthly and quarterly accounts delivered under Section 3.1(b) or, as the case may be, most recently delivered pursuant to Section 5.15(d) (aa) fairly represent the financial position of it or, in the case of consolidated accounts, it and its Subsidiaries as at the date to which they were prepared and for the month or quarter then ended; (bb) disclose all material liabilities (contingent or otherwise) required to be reflected therein in accordance with GAAP of it or, in the case of consolidated financial statements, it and its Subsidiaries as at that date; (cc) were prepared in accordance with GAAP.



(K)  Due Diligence Report.  As of the Effective Date:

(i) So far as it is aware, after due and careful review and inquiry, the Due Diligence Report is not misleading in any materials respect and there is no expression of the opinion and no performance analysis contained therein or conclusion reached therein in relation to any material matter which is not fair and reasonable in all material respects.



(ii) To the best of its knowledge and belief, all material factual information furnished to Caron & Stevens, the Parent and the Company or any of their Subsidiaries and contained or referred to in the Due Diligence Report was due in all materials respects at the time supplied and all opinions and performance analysis supplied to such firm and contained or referred to in the Due Diligence Report were arrived at after careful consideration, were fair and were based on reasonable grounds.



(iii) Nothing has occurred or come to light since the date of the Due Diligence Report which renders any material facts contained in the Due Diligence Report inaccurate or misleading as of its date or which makes any of the opinions or performance analysis contained in the Due Diligence Report other than fair and reasonable.



(L) Group Structure. The information set out in Schedule 4.1(o) accurately records the structure of the Group and includes details of any minority shareholdings in any member of the Group held by any person who is not a member of the Group and details of all companies, joint ventures and partnerships in which any member of the Group has an interest or participation.



(M)  Intellectual Property.



(XVIII) The Intellectual Property which is material to the Parent, the Company and their Subsidiaries is beneficially owned by or licensed to a member of the Group free from any Security Interests, restrictions on use and (in the case of know how, trades secrets or confidential information) any disclosure obligation and will not be adversely affected by the transactions contemplated by the Finance Documents;



(XIX) The Intellectual Property which is material to the Parent, the Company and their Subsidiaries is, to the best of the Parent's knowledge and belief, exercisable and enforceable and all steps have been taken to protect and maintain such Intellectual Property, including paying renewal fees, where appropriate;



(XX) so far as the Parent and the Company are aware, none of the Intellectual Property Rights comprised in the Intellectual Property which exists at the date of this Agreement is or is likely to infringe any Intellectual Property Rights of any third party which will have a material adverse effect on the conduct of the Business, nor is the Parent or the Company aware of any unresolved assertions or actions asserting that the Parent or the Company has infringed any Intellectual Property Rights of any third party;



(XXI) so far as the Parent and the Company are aware no third party is infringing or misusing or threatening to infringe or misuse any of the Intellectual Property which exists at the date of this Agreement;



(XXII) where the Intellectual Property which exists at the date of this Agreement is the subject of any right, permission to use or license granted to or by any member of the Group, such right, permission or license has not been breached in any material respect or terminated by any party and no such breach or termination has been threatened.



(N)  Environmental Warranties.



(XXIII) The Parent, the Company and each other member of the Group is, and has at all times been, in compliance with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of the Business and their respective Properties are in full force and effect except to the extent that in any such case non-compliance does not have and is not reasonably likely to have a Material Adverse Effect.



(XXIV) There are no circumstances which may reasonably be expected to prevent or interfere with it and each of its Subsidiaries being in full compliance with any Environmental Law including obtaining or being in full compliance with any Environmental Approvals in the future and no material investment is necessary to obtain or renew any Environmental Approval except to the extent that in any such case non-compliance does not have and is not reasonably likely to have a Material Adverse Effect.



(XXV) There are no past or present acts, omissions, events, state of facts or circumstances which have resulted in (or could result in) any third party (including a regulatory authority) taking any action or making any claim against it or any of its Subsidiaries under any Environmental Laws including Remedial Action (in particular in relation to contaminated land) or the revocation, suspension, variation or non-renewal of any Environmental Approval and neither it nor any of its Subsidiaries has received written notice of any complaints, demands, civil claims, enforcement proceedings or of any action required by any regulatory authority nor of any investigations pending or threatened in relation to the failure of it or any of its Subsidiaries to obtain any Environmental Approval or comply with Environmental Law in any such case which has or is reasonably likely to have a Material Adverse Effect.



(O) Good Title to Properties. Each of the Parent, the Company and their Subsidiaries will have good and marketable title to, or valid leasehold or license interests in, their respective Properties, free and clear of all Security Interests other than Permitted Liens. The Properties of the Company and each of its Subsidiaries are in good repair (reasonable wear and tear excepted), adequately insured and suitable for their respective uses.



(P) Indebtedness. As of the Closing Date and immediately after giving effect to the Loans and the application of the proceeds thereof in accordance with
Section 2.10, neither the Parent, the Company nor any of their Subsidiaries will have any Indebtedness, other than Indebtedness expressly permitted under Section 6.9.

(Q) Use of Proceeds. All proceeds of the Loans will be used by the Company solely for the purposes set forth in Section 2.10.



(R)  Government Regulation.



(XXVI) Margin Stock. Neither the Parent, the Company nor any of their Subsidiaries is engaged or proposes to engage in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System from time to time and all official rulings and interpretations thereunder or thereof (the "Margin Regulations"); and no part of the proceeds of the Term Loan will be used directly or indirectly to purchase or convey margin stock within the meaning of the Margin Regulations or used for any other purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.



(XXVII) Investment Company Act. Neither the Parent, the Company nor any of their Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended).



(XXVIII) Other Regulations. Neither the Parent, the Company nor any of their Subsidiaries (A) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, (B) is subject to regulation under the Federal Power Act or the Interstate Commerce Act or (C) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than Federal and state securities laws.



(S)  Taxes.



(I) Each of the Parent, the Company and their Subsidiaries has filed all tax returns (domestic and foreign) required to be filed by it and has paid all taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns, except for any such failures to file or to pay such amounts which, in the aggregate, would not have a Material Adverse Effect and which are being contested in good faith and by proper proceedings if the relevant company has maintained adequate reserves with respect thereto in accordance with GAAP.



(II) No claims are being or are reasonably likely to be asserted against the Parent, the Company or any of their Subsidiaries with respect to taxes which are reasonably likely to be determined adversely to the Parent, the Company or to such subsidiary and which, if so adversely determined, would have or be reasonably likely to have a Material Adverse Effect.



(T) Disclosure. All written information which has been made available to the Administrative Agent or the Lenders by the Parent, the Company or any of their Subsidiaries or any of their representatives in connection with the Finance Documents or the transactions contemplated hereby or thereby, to the best of the Company's knowledge, was, or has been subsequently supplemented (including by the Schedules attached hereto) so as to be, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. The Projections have been prepared in good faith based upon reasonable assumptions stated therein (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and that no assurance can be given that such Projections will be realized), which assumptions were reasonable in light of conditions existing at the time of delivery of such Projections. No fact is known to the Parent, the Company or any of their Subsidiaries or any officer of the Parent, the Company or any of their Subsidiaries, which could or might have a Material Adverse Effect.



(U) Pledged Shares. Each Loan Party has good title to the shares of each of its respective Subsidiaries, and, such shares shall be free and clear of all Security Interests, other than as created by the Security Documents.



(y) Ranking of Indebtedness. The obligations of the Parent and Company for the payment of principal, interest and other amounts under this Agreement and the Finance Documents rank senior to all other Indebtedness of the Parent, the Company and their Subsidiaries other than Permitted Financings.



(z) Employee Benefit Plans. Each of the Parent, the Company and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Company or any of its ERISA Affiliates. Based upon the latest valuation of each Plan (which in each case occurred within twelve months prior to the date of this representation) and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities under all such Plans (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the aggregate value of the assets of such Plan, disregarding, for this purpose, the benefit liabilities and assets of any Plan with assets in excess of liabilities.



(aa)  Security Documents.



(i)Each of the Pledge Agreement and the Dutch Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement and the Dutch Pledge Agreement, as the case may be) and, when the Collateral is delivered to the Collateral Agent or, with respect to such Collateral consisting of uncertificated securities, the appropriate notices on the records of the relevant entity is noted, the Pledge Agreement and the Dutch Pledge Agreement, as the case may be, shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

(ii)The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.



(iii)When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).



(bb) Labor Matters. As of the date hereof and each Closing Date, there are no strikes, lockouts or slowdowns against the Parent, the Company or any of their Subsidiaries pending or, to the knowledge of the Company, threatened. The hours worked by and payments made to employees of the Parent, the Company and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Parent, the Company or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent, the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent, the Company or any of their Subsidiaries is bound.



(cc) Solvency. As of the Closing Date and giving effect to the consummation of the Enertel Acquisition and immediately following the making of the Term Loan made on the applicable Closing Date and after giving effect to the application of the proceeds of such Term Loan, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise and (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.



(dd) Outstanding Shares, Options and Warrants. Schedule 4.1 (dd) hereto sets forth, as of the Effective Date, a list of all outstanding shares of capital stock, options and warrants of the Parent, the Company and their Subsidiaries as of the date hereof. There are no other outstanding instruments convertible or exchangeable into shares of the Parent's or Company's common stock and neither the Parent nor the Company nor any of their Subsidiaries have any commitments to issue to any Person any such instruments or any shares of common stock other than pursuant to the Warrant Agreement.



(ee) Senior Indenture; etc. Each of the Parent, the Company and the Guarantors, if any, shall, on the date it executes and delivers the Take-Out Securities and the indenture governing the Take-Out Securities (or the guarantees related thereto, as the case may be), have the full corporate power, authority and capacity to do so and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute them as valid and legally binding obligations of the Parent, the Company and the Guarantors enforceable against the Parent, the Company and the Guarantors, as the case may be in accordance with their respective terms except the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), due compliance with all applicable Laws; on the date of the Take-Out Securities (and the guarantees) and the indenture governing the Take-Out Securities, each shall constitute legal, valid, binding and unconditional obligations of the Parent, the Company and the Guarantors, as the case may be, enforceable against the Parent, the Company and the Guarantors, as the case may be, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).



(ff) Broker's or Finder's Fees. Other than or set forth in Schedule 4.1(ff), no broker's or finder's fees or commissions will be payable by the Parent, the Company or any of their Subsidiaries with respect to the Acquisition or any transaction contemplated hereby and no similar fees or commissions will be payable by the Parent, the Company or any of their Subsidiaries for any other services rendered to the Parent, the Company or any of their Subsidiaries in connection with the transactions contemplated hereby and thereby. The Parent and the Company represent, warrant, covenant and agree that they, jointly and severally, will indemnify the Lenders, the Administrative Agent and the Collateral Agent against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker's or finder's fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby.

                                    ARTICLE V



                              AFFIRMATIVE COVENANTS



Section 5.1. General.Each of Parent and Company covenants and agrees that, from and after the Effective Date and for so long as this Agreement is in effect or any amount is owing under any of the Finance Documents, the Parent and Company shall and shall cause each of their Subsidiaries, where applicable, to comply with each of the covenants in this Article 5.

Section 5.2. Authorizations and Consents.The Parent and Company will obtain and promptly renew from time to time and maintain in full force and effect all consents and filings, and comply with the terms of all such consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or directive to enable it to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents and to ensure that its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable against the Parent and Company and each of the Security Documents to which it is party constitute valid security ranking in accordance with its terms.

Section 5.3. Senior Ranking.The Parent and Company will ensure and will ensure that each of their Subsidiaries will ensure that each of their respective payment obligations under each of the Finance Documents rank and will at all times rank senior to all other Indebtedness of the Parent, the Company and such Subsidiary other that with respect to Permitted Financing to the extent of the assets of the Parent, the Company and their Subsidiaries financed thereby.

Section 5.4. Insurances.(A) The Parent and Company will and will ensure that each of their Subsidiaries will effect and maintain insurances at its own expense in respect of all its assets and business of an insurable nature with financially sound and reputable insurers. Such insurances must:



(i) be in such amounts as would in the circumstances be prudent and which is customary with companies of established repute in the same general area engaged in the same or similar business (including, without limitation, an entitlement to receive the full replacement or reinstatement value from time to time of any assets destroyed or otherwise becoming a total loss);



(ii) be in the joint names of the insured company and the Collateral Agent (or, to the extent insurance in joint names is not possible as a matter of law or as a result of an insurer refusing insurance in joint names, with the interest of the Collateral Agent as mortgagee noted on the policies); and



(iii) provide, if the Collateral Agent is a joint insured, that the insurance shall not be rendered void, voidable or unenforceable by reason of any non-disclosure by the Collateral Agent, that the insurer will give not less than 30 days written notice to the Collateral Agent of any intention to avoid such insurance and that the Collateral Agent shall not in any circumstances be liable for the relevant premium.



(B) The Parent and Company will and will ensure that each of their Subsidiaries will:



(I) supply to the Administrative Agent on request copies of each policy for insurance required to be maintained in accordance with Section 5.4(a) together with the current premium receipts relating thereto;



(II) promptly notify the Administrative Agent in writing of any material change to its insurance cover from time to time;



(III) promptly notify the Administrative Agent in writing of any claim under any of its insurance policies which is for, or is reasonably likely to result in a claim under such policy for, an amount in excess of $1,000,000.

Section 5.5. Taxes.The Parent and Company will and will ensure that each of their Subsidiaries will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or assets, as well as all claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and there is no material risk of forfeiture of such property or assets.

Section 5.6. Licenses and Consents.The Parent and Company will and will ensure that their Subsidiaries will ensure that it has the right and is duly qualified to conduct the Business and do all things necessary to obtain, preserve and keep in full force and effect:



(a)  each Operating License which it obtains from time to time;



(b)  Material Contracts; and



(c) all other material consents which are necessary for the conduct of the Business.



The Parent and Company will not and will ensure that their Subsidiaries will not do or omit to do or suffer to be done, any act whereby any person is entitled or empowered to revoke, amend, suspend, withdraw, or terminate any Operating License and will not amend or vary or agree to amend or vary any of the material terms of any such Operating License.

Section 5.7. Regulatory Notices and Communications.The Parent and Company will promptly notify the Administrative Agent upon receipt by the Parent and Company of any material notice or communication from any Governmental Authority or the amendment, suspension, withdrawal or avoidance of the License or any other Operating License or any of the material terms and conditions thereof.

Section 5.8. Laws and Directives.The Parent and Company will and will ensure that their Subsidiaries comply in all material respects with all laws and directives of any agency of any domestic or foreign, federal, state or local jurisdiction binding upon it or enforceable against it in respect of the conduct of its business and the ownership of its assets.

Section 5.9. Compliance with Material Contracts.The Parent and Company will and will ensure that their Subsidiaries will comply with its obligations under each of the Material Contracts, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect, take all action necessary to ensure the continued validity and enforceability of its rights thereunder and not terminate any of the Material Contracts prior to their contractual termination dates without first obtaining the written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Section 5.8. Environmental Obligations.The Parent and Company will and will ensure that each of their Subsidiaries will:



(A) comply in all respects with the terms and conditions of all Environmental Approvals and all Environmental Laws applicable to it to the extent failure to do so would have or would be reasonably likely to have a Material Adverse Effect and for this purpose will implement procedures to monitor compliance and contain liability under any Environmental Laws;



(B) promptly upon receipt of the same notify the Administrative Agent of any claim, notice or other communication served on it in respect of, or if it becomes aware of:



(I) any suspension, revocation or variation of any Environmental Approval applicable to it (save where such suspension or revocation arises by reason of and is immediately followed by the issue of an Environmental Approval in substantially the same terms) which suspension, revocation or variation has or is reasonably likely to have a Material Adverse Effect; or



(II) any breach of any Environmental Laws which has or is reasonably likely to have a Material Adverse Effect; or



(III) any material investment by any member of the Group required to maintain, acquire or renew any Environmental Approval; or



(IV) the issue of any enforcement or prohibition or similar notice by a regulatory authority or receipt by any member of the Group of any complaint, demand, civil claim or enforcement proceeding which has or is reasonably likely to have a Material Adverse Effect;



(C) use all reasonable endeavors (by employing the best available techniques not involving excessive cost) to prevent any acts, omissions, events, state of facts or circumstances occurring or being exacerbated which could result in any third party taking any action or making any claim against any member of the Group under any Environmental Laws which action or claim if brought is reasonably likely to have a Material Adverse Effect.

Section 5.11. Intellectual Property.The Parent and Company will and will ensure that each of their Subsidiaries will:



(A) observe and comply with all material obligations and laws to which it in its capacity as registered proprietor, applicant for, beneficial owner, user, licensor or licensee of the Intellectual Property or any part thereof is subject, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect;



(B) do all acts as are necessary and commercially reasonable to maintain, protect and safeguard the Intellectual Property required for the Business and not discontinue the use of any of such Intellectual Property if the discontinuance would materially and adversely affect the value of such Intellectual Property or the rights of the Parent, the Company and their Subsidiaries to use it;



(C) duly register in such register(s) or with such authorities as may be available for the purpose and in such name(s) as may be required by the law of the place of registration such of the Intellectual Property as is owned by a member of the Group and all assignments, licenses and mortgages thereof as may be capable of registration in such place(s);

(D) pay all fees necessary to maintain, protect and safeguard the Intellectual Property as is owned by a member of the Group and the registrations required to be made under this Section 5.13 before the latest time provided for payment thereof and not permit any such registration to be abandoned, canceled or lapsed or to be liable to any claim of abandonment for non-use or otherwise;



(E) without prejudice to this Section 5.13 take all such reasonable steps, including the commencement of legal proceedings, as may be necessary to prevent third parties infringing, safeguard and maintain the validity, reputation, integrity, registration or subsistence of the Intellectual Property as is owned by a member of the Group other than such Intellectual Property which is not material to the Company or any member of the Group;



(F) not assign, sever, dispose of or otherwise part with control of the Intellectual Property, create or permit to subsist any Security Interest therein (other than a Security Interest under a Security Document) or grant to any person any license to use the same or right therein in any manner which would materially and adversely affect the value of such Intellectual Property; and



(g) as and when reasonably requested by the Administrative Agent, as soon as reasonably practicable provide the Agent with (a) a written summary of what it believes to be its material Intellectual Property and (b) details of all registered and applied for Intellectual Property as is owned by a member of the Group.

Section 5.12. Information and Reporting Covenants.(A) Events of Default. The Parent and the Company will notify the Administrative Agent of the occurrence of any Default or Event of Default within three Business Days after becoming aware of it and will from time to time on request deliver to the Administrative Agent a certificate confirming that no Default or Event of Default has occurred or setting out details of any Default or Event of Default and the action taken or proposed to be taken to remedy it.



(B) Books of Account. The Parent and the Company will keep, and ensure that each of its Subsidiaries will keep, proper books of account relating to its business and will permit the Administrative Agent and the Lenders or any authorized representative of the Administrative Agent and the Lenders upon reasonable notice to visit it and each of its Subsidiaries and inspect the same at the place where such books and the property of the Parent, the Company and their Subsidiaries are maintained or located.



(c) Financial Statements, Reports, Etc.. The Parent and the Company will deliver to the Administrative Agent for distribution to the Lenders sufficient copies for each of the Lenders of the following:



(i) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of operations, stockholders equity and cash flows showing the financial condition of the Parent, the Company and their consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Auditors or other independent public accountants of recognized national standing acceptable to the Majority Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated and consolidating financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;



(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of operations, stockholders equity and cash flows showing the financial condition of the Parent, the Company and their consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Parent, the Company and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;



(iii) within 25 days after the end of each of the first two months of each fiscal quarter of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders equity and cash flows showing the financial condition of the Parent, the Company and their consolidated Subsidiaries as of the close of such month and the results of its operations and the operations of such Subsidiaries during such month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;



(iv)  concurrently with any delivery of financial statements under sub-paragraph
(a) or (b) above, a certificate of the accounting firm or Financial Officer of the Company opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;



(v) within 25 days after the end of each fiscal month, a certificate of a Financial Officer of the Parent, the Company showing the differences between the operating performance during the preceding fiscal month and the projections for such month set forth in the Operating Budget;



(vi) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Company or any of their Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders (exclusive of proprietary information unless (i) the Person that is the source of the information or report is a public company and (ii) such Person would then be required to file such proprietary information with the Securities and Exchange Commission), as the case may be;



(vii) promptly after entering into the same, copies of all shareholder agreements, material employment agreements and other material agreements of the Parent, the Company and their Subsidiaries; and

(viii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent, the Company or any of their Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.



(d) Fiscal Year. No alteration may be made to the financial year end of the Parent or Company without the prior written consent of the Administrative Agent and the Company shall ensure that the financial year end of each of its Subsidiaries shall be the same as its own.



(e) Other Information. The Parent and the Company will promptly deliver to the Administrative Agent for distribution to the Lenders:



(I) details of any litigation, arbitration, administrative or regulatory proceedings which, if resolved against it or its Subsidiaries, could (whether itself or together with any related claims) result in the Group suffering a loss in excess of $1,000,000 or would have or would be reasonably likely to have a Material Adverse Effect;



(II) at the same time as sent to its shareholders or its creditors any other document or information sent to any class of its shareholders or creditors; and



(III) such other information relating to its financial condition or operations, or those of its Subsidiaries, as the Administrative Agent (or any other Lender through the Administrative Agent) may from time to time reasonably request;



(IV) such information as the Collateral Agent may require regarding its assets for the purposes of or in connection with the Security Documents;



(V) details of any Intellectual Property Rights which are required to conduct the Business and which are not owned by or licensed to it and the absence of which has or is reasonably likely to have a Material Adverse Effect; and



(VI) copies of all financial statements and reports which the Company may make to or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority.

Section 5.13.  Employee Benefits.The Parent and the Company will:



(a)Comply in all material respects with the applicable provisions of ERISA and the Code; and



(b)furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Company or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Company in an aggregate amount exceeding $250,000, a statement of a Financial Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Company proposes to take with respect thereto.

Section 5.14. Further Assurances.The Parent and the Company will, and will cause each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Majority Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Finance Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Parent and the Company will cause (a) any subsequently acquired or organized Domestic Subsidiary to execute a Supplement to the Guarantee Agreement, substantially in the form of Annex I thereto, and each applicable Security Document (or supplement thereto) in favor of the Collateral Agent and (b) the owner of the capital stock of such Subsidiary to pledge such stock pursuant to a Supplement to the Pledge Agreement, substantially in the form of Annex I thereto. In addition, from time to time, the Company will, at its cost and expense, promptly secure its obligations under this Agreement and the other Finance Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Majority Lenders shall designate (it being understood that it is the intent of the parties that such obligations be secured by, among other things, substantially all the assets of the Company (including properties acquired subsequent to the Effective Date)). Such Security Interests will be created under the Security Documents and other security agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Company shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Parent and the Company agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such Security Interests.

                                   ARTICLE VI



                               NEGATIVE COVENANTS



Section 6.1. General.Each of the Parent and the Company covenants and agrees that, from and after the Effective Date and for so long as this Agreement or any Commitment is in effect or any amount is owing under any of the Finance Documents, the Company shall, and shall cause each of its Subsidiaries, where applicable, to comply with each of the covenants in this Article 6.

Section 6.2. Mergers, Consolidations, Sales of Assets and Acquisition.Without the prior written consent of the Administrative Agent, the Parent and the Company will not, and will ensure that none of their Subsidiaries will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (each, an "Acquisition"), except that (a) the Company and any Subsidiary (other than WP) may purchase and sell inventory in the ordinary course of business, and (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly Owned Subsidiary (other than WP) may merge into the Company in a transaction in which the Company is the surviving corporation and (ii) any

Wholly Owned Subsidiary (other than WP) may merge into or consolidate with any other wholly owned Subsidiary (other than WP) in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Company or a wholly owned Subsidiary receives any consideration; (c) the Company of any of its Subsidiaries (other than WP) may consummate an Acquisition provided that (i) no Default or Event of Default shall, either before or after giving effect thereto, have occurred and be continuing and (ii) the aggregate consideration (in whatever form) for all Acquisitions (other than the Enertel Acquisition) consummated since the date hereof shall not exceed $2,500,000; (d) the Minority Shareholders may purchase 20% of the capital stock of the Dutch Holding Company pursuant to the Minority Shareholder Agreement and otherwise pursuant to the terms of this Agreement.

Section 6.3. Arm's Length Transactions.The Parent and the Company will not and will ensure that none of their Subsidiaries will directly or indirectly enter into any arrangement or transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to such Person than those that could be obtained at the time from Persons who are not Affiliates.

Section 6.4. Restrictions on Dividends, Etc..The Parent and the Company will not and will ensure that none of their Subsidiaries will be a party to any contractual or similar arrangement pursuant to which any member of the Group is prohibited or restricted in any manner from making any payment of dividends, distributions of income and other amounts, making or repaying loans and advances or transferring any asset to any other member of the Group or any condition or requirement is imposed on any such transfer except for any restrictions imposed under the Finance Documents and other than imposed pursuant to a Permitted Financing or other Indebtedness permitted pursuant to Section 6.7.

Section 6.5. Liens.The Parent and the Company will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Parent, the Company or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Parent, the Company or any of their Subsidiaries) or assign any right to receive income, or file or permit the filing of (other than with respect to Permitted Liens) any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 6.5 shall not prevent the creation, incurrence, assumption or existence of the following (with such Liens described below being herein referred to as Permitted Liens ):



(a)inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established;



(b)Liens in respect of property or assets of the Parent, the Company or any of their Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers , warehousemen s and mechanics Liens, statutory landlord s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)Liens created by or pursuant to this Agreement and the other Finance
Documents;



(d)Liens existing on the Effective Date to the extent listed, and the property subject thereto described, on Schedule 6.5 without giving effect to any subsequent extensions or renewals thereof;



(e)Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Article VII, so long as no cash or property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) is deposited or delivered to secure any respective judgment or award, or any appeal bond in respect thereof, the fair market value of which exceeds $250,000;



(f)Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);



(g)licenses, leases or subleases granted to other Persons not interfering in any material respect with the business of the Parent, the Company or any of their Subsidiaries;



(h)easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Parent, the Company or any of their Subsidiaries;



(i)Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;



(j)any interest or title of a lessor under any lease permitted by this Agreement;



(k)Liens pursuant to a Permitted Financing; and



(l)other liens not referred to in subclauses (a) - (k) provided such other Liens do not secure Indebtedness in excess of $500,000 in the aggregate.

Section 6.6. Sale/Leaseback.The Parent and the Company will not and will ensure that none of their Subsidiaries will enter into any arrangement, direct or indirect, whereby the Parent, the Company or any of their Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 6.7. Indebtedness.Without the prior written consent of the Administrative Agent, the Parent and the Company will not and will ensure that none of their Subsidiaries will incur or agree to incur or permit to subsist any Indebtedness other than:



(A)  Indebtedness arising under the Finance Documents;



(b) Indebtedness of Enertel to the Dutch Holding Company and the Dutch Holding Company to the Company, in each case evidenced by the respective Intercompany Notes;



(c) Indebtedness arising under hedging transactions permitted under Section 6.14; and



(d)  Indebtedness arising under the Take-Out Securities;



(e)  Indebtedness set forth on Schedule 6.7;



(f)  Permitted Financing (other than by WP Acquisition);



(g) Indebtedness of the Dutch Holding Company to the Minority Shareholders in an aggregate principal amount of 31.62 million Dutch Guilders, pursuant to the Minority Shareholder Agreement, the terms of which shall be satisfactory in all respects to the Administrative Agent and Majority Lenders;



(h) Indebtedness in respect of intercompany loans made pursuant to Section 6.9(f); and



(i) Indebtedness of the Parent to any of its Domestic Subsidiaries (other than WP Acquisition and the Company) in respect of intercompany loans made pursuant to Section 6.9(c);

Section 6.8. Guarantees.The Parent and the Company will not and will ensure that none of their Subsidiaries will grant or agree to grant or permit to subsist any guarantee of the obligations of any other person other than guarantees contained in the Finance Documents, guarantees set forth on Schedule
6.8 hereto and guarantees of Indebtedness permitted under Section 6.7.

Section 6.9. Loans.The Parent and the Company will not and will ensure that none of their Subsidiaries will make or agree to make or permit to be outstanding any loans or agree to advance any credit to any Person other than:



(A)  normal trade credit (other than to WP Acquisition);

(b) loans and advances by the Company to the Dutch Holding Company, in each case from the proceeds of the Term Loan for the purpose of paying the purchase price of the Enertel Acquisition, repaying the Acquired Entity Indebtedness and for working capital purposes of Enertel, which loans and advances shall be evidenced by the Intercompany Notes which are pledged and physically delivered to the Collateral Agent under the Pledge Agreement;



(c) loans and advances by any Domestic Subsidiary of the Parent (other than the Company and WP Acquisition) to the Parent, and loans and advances by the Parent to any Domestic Subsidiary of the Parent (other than WP Acquisition), which loans and advances shall, if requested by the Administrative Agent, be evidenced by an intercompany note in form and substance satisfactory to the Administrative Agent and pledged to the Collateral Agent;



(d) payroll, travel and similar advances to cover matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;



(e) loans or advances to employees made in the ordinary course of business of the Company or its Subsidiaries and that do not in the aggregate exceed $500,000 at any time outstanding; and



(f) loans and advances by the Company or its wholly-owned Subsidiaries to the Parent in an aggregate principal amount not to exceed $3,000,000 outstanding, which loans and advances shall, if requested by the Administrative Agent, be evidenced by an intercompany note in form and substance satisfactory to the Administrative Agent and be pledged to the Collateral Agent.

Section 6.10. Leasing Arrangements.The Parent and the Company will not and will ensure that none of their Subsidiaries will enter into or permit to subsist any finance lease, hire purchase, conditional sale agreement or other agreement for the acquisition of any asset upon deferred payment terms other than pursuant to Permitted Financing.

Section 6.11. Hedging Transactions.The Parent and the Company will not and will ensure that none of their Subsidiaries will enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange, commodity contract, option or other derivative transaction except for the purposes of hedging interest rate or currency exposure in relation to the Notes, this Agreement or any other Permitted Indebtedness.

Section 6.12. Subsidiaries.Without the prior written consent of the Administrative Agent, the Parent and the Company will not and will ensure that none of their Subsidiaries will form or acquire any Subsidiary other than Enertel pursuant to the Enertel Acquisition to be financed by the proceeds of the Term Loan.

Section 6.13. Acquisitions.Without the prior written consent of the Administrative Agent, the Parent and the Company will not and will ensure that none of their Subsidiaries will acquire any business or acquire substantially all the assets of any person or enter into any agreement to do so other than (i) Enertel pursuant to the Enertel Acquisition to be financed by the proceeds of the Term Loans and (ii) an Acquisition which (other than by WP Acquisition) complies with the provisions of Section 6.1(c).

Section 6.14. Investments.Without the prior written consent of the Administrative Agent, the Parent and the Company will not and will ensure that none of their Subsidiaries will own any interest in any share, equity related investment or investment security other than:-

(A) shares in its Subsidiaries at the date hereof and Enertel pursuant to the Enertel Acquisition to be financed by the proceeds of the Term Loans;



(b) an Acquisition (other than by WP Acquisition) which is consummated in accordance with the provisions of Section 6.1(c);



(c)  stock, obligations or securities received in satisfaction of judgments; and



(d)  Cash Equivalents.

Section 6.5. Issuance of Shares.The Parent and the Company will not and will ensure that none of their Subsidiaries will allot or issue any shares of its capital stock other than:



(A) common stock by the Parent or any right to subscribe for, or option (including warrants) to acquire, common stock in the Parent;



(B) an issue of common stock by one member of the Group to another member of the Group;



(c)  pursuant to the terms of the Warrant Agreement;



(d) shares of stock constituting 20% of issued shares of the Dutch Holding Company to the Minority Shareholders (or other Persons in lieu thereof) pursuant to the Minority Shareholder Agreement;



(e) shares of common stock of the Parent issued to Global Crossing pursuant to the capital contribution to be made by Global Crossing in the Parent as set forth in the agreement or commitment referred to in Section 3.1(ii); and



(f) common stock of the Company issued to a Person as consideration for an Acquisition which complies with the terms and provisions of Section 6.1(c).



The Parent and the Company will not, and will ensure that none of their Subsidiaries will, in addition to any other restrictions or agreements set forth herein or in the other Finance Document, sell, issue or otherwise dispose of any shares of Enertel to the Minority Shareholders or any other Person.

Section 6.16 Restriction on Payment of Dividends.The Parent and the Company will not and will ensure that none of their Subsidiaries will, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof (other than a dividend or distribution of any shares of common stock of the Parent or Company), with respect to any shares of its capital stock (including, without limitation, with respect to Preferred Stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock (including, without limitation, any Preferred Stock) or set aside any amount for any such purpose; provided, however, that any Subsidiary may declare and pay dividends or make other distributions to the Parent or Company.

Section 6.16 Restriction on Payment of Dividends.Except as set forth in Section 6.16, the Company will not and will ensure that none of its Subsidiaries will, make any payment to their shareholders or employees (other than salaries, bonus or other similar remuneration) by way of management fee, royalty fee or otherwise, unless such payment is in respect of services actually provided on bona fide arm's length commercial terms.

Section 6.18. Joint Ventures.The Parent and the Company will not and will ensure that none of their Subsidiaries will acquire any shares, stock, securities or other interest in any joint venture entities, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or other entity in which any other member of the Group has an interest from time to time (each a "Joint Venture") or enter into or commit to any third party to enter into any Joint Venture or any joint venture agreement or arrangements where (in any such case) it has any obligation (whether to such Joint Venture or to any other person, and whether actual or contingent) to lend or to guarantee or transfer assets to or otherwise fund or incur any liability in respect to such Joint Venture or any other person or to acquire any shares in or assets of such Joint Venture save for any acquisition of or subscription for shares in the equity capital of any joint venture company limited by shares (or the equivalent in any other jurisdiction) or such Joint Venture of an equivalent nature as the Majority Lenders may approve in writing.

Section 6.19. Business of Company and Subsidiaries.The Parent and the Company will not, and will ensure that none of its Subsidiaries will, engage at any time in any business or business activity other than the Business.

Section 6.20. Limitations on Debt Prepayments.The Parent and the Company will not, and will ensure that none of their Subsidiaries will, optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any Indebtedness for borrowed money (other than Indebtedness under the Finance Documents) of the Parent, the Company or any of their Subsidiaries.

Section 6.21. Amendment of Certain Documents, Etc.The Parent and Company will not, and will ensure that their Subsidiaries will not:



(a) amend, modify, cancel or grant any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness for money borrowed or preferred or preference stock or pursuant to which any Indebtedness for money borrowed or such stock was issued or issue any securities in exchange for any Indebtedness for money borrowed or any preferred or preference stock (including, without limitation, the Preferred Stock);



(b) cause or suffer to exist any amendment or modification to or supplement of the certificate of incorporation or by-laws or other organic document of such Person, any Finance Document, the Minority Shareholder Agreement or any Material Contract, without the prior written consent of the Administrative Agent; or



(c) enter into the "Stockholder Agreement" referred to in the Minority Shareholder Agreement, or any other agreement relating to the shares of the Dutch Holding Company or Enertel, without the prior written consent of the Majority Lenders.

                                   ARTICLE VII



                               EVENTS OF DEFAULT



Section VII.1. Events of Default.The occurrence of each of the following events shall be Events of Default:



(A)  Payment Default.



(i) The Company fails to pay on the due date any principal of any Term Loan or any Fee payable by it under any of the Finance Documents when and as the same shall become due and payable, whether at the due date thereof or at the date fixed for prepayment thereof or by acceleration thereof or otherwise.



(ii)The Company fails to pay on the due date any interest on any Term Loan or any other amount (other than an amount referred to in paragraph (a)(i) above) due under any Finance Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of two Business Days;



(b) Breach of Certain Covenants. The Company defaults in the due observance or performance of any covenant, or condition or agreement in Section 2.15, 5.13(a),
5.15 or in Article VI.



(c) Breach of Other Obligations. Any Loan Party fails to observe or perform any of its obligations or undertakings under any of the Finance Documents other than those specified in Section 7.1(a) and (b) above and such failure is not remedied within 10 Business Days after the Company first becomes aware of such failure;



(d) Misrepresentation. Any representation, warranty or statement which is made by any Loan Party in any of the Finance Documents or which is contained in any certificate, statement or notice provided under or pursuant to any of the Finance Documents proves to be incorrect in any respect.



(e) Invalidity. Any Finance Document shall not be for any reason, or shall be asserted by any Loan Party which is a party thereto, not to be in full force and effect and enforceable in all material respects in accordance with its terms or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Loan Party not to be, a valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement or otherwise taken any action within its control.



(f) Cross Default. Any Indebtedness of the Parent, the Company or any other member of the Group in excess of $5 million in aggregate:



(I) is not paid when due or within any applicable grace period in any agreement relating to that Indebtedness;



(II) becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is canceled or suspended) by reason of a default or event of default, however described.



(g)  Bankruptcy.



(i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Parent, the Company or any Subsidiary, or of a substantial part of the property or assets of the Parent, the Company or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Company or any of their Subsidiaries or for a substantial part of the property or assets of the Parent, the Company or any of their Subsidiaries or (z) the winding-up or liquidation of the Parent, the Company or any of their Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or



(ii)the Parent, the Company or any of their Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law,
(2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in
(g) above, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Company or any of their Subsidiaries or for a substantial part of the property or assets of the Parent, the Company or any of their Subsidiaries, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) become unable, admit in writing its inability or fail generally to pay its debts as and when they become due or (7) take any action for the purpose of effecting any of the foregoing;



(h) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (excluding any portion thereof that an insurance company of recognized standing and creditworthiness has agreed in a writing reasonably satisfactory to the Administrative Agent to pay) shall be rendered against the Parent, the Company, any of their Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Parent, the Company or any of their Subsidiaries to enforce any such judgment;

(i) ERISA Event. An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Parent, the Company and their ERISA Affiliates in an aggregate amount exceeding $1,000,000;



(j) Similar Events Elsewhere. There occurs in relation to the Parent, the Company or any other member of the Group or any of their assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its property is subject any event which corresponds in that country or territory with any of those mentioned in Sections 7.1(g).



(k) Cessation of Business. The Parent, the Company or any other member of the Group ceases, or announces and intention to cease, to carry on all or a substantial part of its business.



(l) Compulsory Acquisition. All or any material part of the assets of the Parent, the Company or any other member of the Group is seized, nationalized, expropriated or compulsorily acquired by, or by the order of, any Governmental Authority.



(m)  Change of Control.  A Change of Control shall have occurred.



(n)  Licenses and Material Contracts.



(I) At any time any Operating License or any Material Contract is terminated, suspended, revoked or canceled or otherwise ceases to be in full force and effect and is not renewed or replaced.



(II) Any alteration or variation is made to any term of any other Operating License or any Material Contract which has or is reasonably likely to have a Material Adverse Effect;



(III) Any party breaches any term of or repudiates any of its obligations under any Operating License or any Material Contract and such breach or repudiation has or is reasonably likely to have a Material Adverse Effect;



(IV) Any notice or other communication is given to or received by the Parent, the Company or any of their Subsidiaries, including any such notice or communication issued by the FCC or any other Governmental Agency or any party to a Material Contract, the conditions or requirements of which the Parent, the Company or any of their Subsidiaries is unable to comply with, which:



(x)would give rise to the termination, suspension, revocation or cancellation of any Operating License or any Material Contract;

(y)would give rise to any alteration or variation to any term of any Operating License or any Material Contract which has or is reasonably likely to have a Material Adverse Effect.



(o) Licenses and Material Contracts. If, for any reason, the Minority Shareholders (or other Persons acceptable to the Lenders) fail by August 1, 1998 to purchase 20% of the equity of the Dutch Holding Company and fund the purchase price for such purchase in accordance with the terms and provisions of the Minority Shareholder Agreement or if such purchase is for any reason deemed to be rescinded or ineffective.

Section VII.2. Suspension of Commitment.If a Default shall occur, the obligation of the Lenders to make Loans shall be immediately suspended without notice to the Company, but is subject to reinstatement if the Default is cured within any time period which is applicable to such Default.

Section VII.3. Termination of Commitments; Acceleration.If an Event of Default shall occur and be continuing, the Administrative Agent shall upon notice from the Majority Lenders, by notice to Company:



(A) declare the Commitments to be terminated, whereupon the Commitments and the obligations of Lenders to make Loans shall be immediately terminated; and



(B) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable hereunder and under the other Finance Documents to be forthwith due and payable, whereupon the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable hereunder and under the other Finance Documents shall be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Parent and the Company;



provided, however, even if there is no notice to the Company, the occurrence of the events described in Section 7.1(g), shall result in an immediate termination of the Commitments of the Lenders and an immediate acceleration of all amounts due by the Company under the Notes.

Section VII.4. Compulsory Sale.The Majority Lenders after the occurrence of an Event of Default may require the Parent and the Company to take such steps as the Majority Lenders may specify to market and/or sell all or any portion of the Collateral or notify the Company that the Lenders intend to and will market the Business on behalf of the Company. In the event that the Majority Lenders give notice under this Section 7.4 stating which Event of Default has occurred the Parent and the Company will and will ensure that each of their Subsidiaries will take all such steps and will provide any assistance which the Lenders may require in connection with the marketing and sale of the Business and for this purpose the Parent and the Company will and will ensure that each of their Subsidiaries will at their own expense execute all agreements and do all other things which the Lenders may require in connection with or for the purposes of the marketing and sale of the Business. The Company shall indemnify the Lenders for all reasonable costs and expenses incurred by them in the exercise of their rights under this Section 7.4. In exercising their rights under this Section 7.4, the Lenders shall be under the same duty to the Parent and the Company (but no greater duty) to obtain the best price reasonably obtainable for the Business as they would have been under had a receiver been appointed under the Security Agreement but shall not, for the avoidance of doubt, be under any greater constraint as to the timing of any sale than any such receiver would be under.

Section VII.5. Remedies Not Exclusive.The remedies provided in this Article 7 and in the other Finance Documents are cumulative and not exclusive of any remedies provided by law. Each Lender is entitled to exercise any remedies simultaneously or in whatever order the Lender deems appropriate.

Section VII.6. Rights Under Finance Documents.Upon the occurrence and during the continuance of any Event of Default, the Lenders may take any lawful action against the Parent and the Company to collect the payments then due and thereafter to become due under the Finance Documents.

                                  ARTICLE VIII



              THE ADMINISTRATIVE AGENT AND THE DOCUMENTATION AGENT



Section VIII.1. Appointment.(A) Each Lender hereby designates Bankers Trust Company as Administrative Agent (for purposes of this Article 8, the term "Administrative Agent" shall include Bankers Trust Company as Collateral Agent under the Security Documents) to act as herein specified.



(B) Each Lender hereby irrevocably authorizes, and each holder of any Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent shall hold all Collateral and the Administrative Agent shall hold all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any other Finance Document for the benefit of the Lenders to be distributed as provided herein. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.



(C) The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and the Parent, the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 8.9 and 8.10(c)). In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties or any of their respective Subsidiaries.

Section VIII.2. Nature of Duties of Administrative Agent.The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Finance Documents. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or other Finance Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Finance Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the other Finance Documents except as expressly set forth herein or therein.

Section VIII.3. Lack of Reliance on Administrative Agent.(A) Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of the Loan Parties and their respective Subsidiaries in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Loan Parties and their respective Subsidiaries, and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.



(B) The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Notes or the financial or other condition of the Loan Parties or any of their respective Subsidiaries. The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of the Loan Parties or any of their respective Subsidiaries, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

Section VIII.4. Certain Rights of the Administrative Agent.The Administrative Agent shall have the right to request instructions from the Majority Lenders at any time. If the Administrative Agent requests instructions from the Majority Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Majority Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders.

Section VIII.5. Reliance by Administrative Agent.The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Administrative Agent may consult with legal counsel (including counsel for the Company with respect to matters concerning the Company and their respective Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section VIII.6. Indemnification of Administrative Agent.To the extent the Administrative Agent is not reimbursed and indemnified by the Parent or the Company, each Lender will reimburse and indemnify the Administrative Agent, in proportion to the Lenders' respective "percentages" as used in determining the Majority Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all expenses) which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements contained in this Section shall survive any termination of this Agreement and the other Finance Documents and the payment in full of the Obligations.

Section VIII.7. The Administrative Agent in Its Individual Capacity.With respect to its obligation to lend under this Agreement, the Loans made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders", "Majority Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Parent or the Company or any Affiliate of the Parent or the Company as if it were not performing the duties specified herein.

Section VIII.8. Holders of Notes.The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section VIII.9. Successor Administrative Agent.(A) The Administrative Agent may, upon five (5) Business Days' notice to the Lenders and the Parent and the Company, resign at any time (effective upon the appointment of a successor Administrative Agent (including the Lenders acting as such pursuant to the provisions of this Section 8.9(a)) by giving written notice thereof to the Lenders and the Loan Parties. Upon any such resignation, the Majority Lenders shall have the right, upon five (5) days' notice and approval by the Parent and the Company (which approval shall not be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent
(i) shall have been so appointed by the Majority Lenders, and (ii) shall have accepted such appointment, within fifteen (15) days after the retiring Administrative Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.



(B) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.



(C) In the event that no successor Administrative Agent is appointed pursuant to Section 8.9(a) above, the Administrative Agent's resignation shall become effective forty (40) days after notice of such resignation is given to the Parent and the Company and the Lenders, and the Majority Lenders shall perform the duties of the Administrative Agent until a successor Administrative Agent is appointed as provided herein.

Section VIII.10. Collateral Matters. (A) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.



(B) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, upon the direction of the Administrative Agent to release any Security Interest granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Finance Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Administrative Agent if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 6.2 hereof (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.10.



(C) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, and upon at least ten
(10) Business Days' prior written request by the Company, the Administrative Agent and/or Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Security Interests granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Security Interests without recourse, representation or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Security Interests upon (or obligations of the Company or any other Loan Party or any of their respective Subsidiaries in respect of) all interests retained by the Company or any other Loan Party or any of their respective Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.



(D) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Parent, the Company or any of their respective Subsidiaries or is cared for, protected or insured or that the Security Interests granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.



(e) The Parent and the Company, for itself and on behalf of each of the other Loan Parties, and each of the Finance Parties agree that the Collateral Agent shall be the joint creditor (together with the relevant Finance Party) of each and every Obligation of any Loan Party to each of the Finance Parties under this Agreement, and that accordingly the Collateral Agent will have its own independent right to demand performance by the relevant Loan Party of such Obligations. However, any indefeasible discharge of any such Obligation to one of the Collateral Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding Obligation owing to the other.



(f) Without limiting or affecting the Collateral Agent's rights against any Loan Party (whether under this paragraph or under any other provision of the Finance Documents), the Collateral Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

Section Section VIII.11. Actions with Respect to Defaults.In addition to the Administrative Agent's right to take actions on its own accord as permitted under this Agreement, the Administrative Agent shall take such action with respect to an Event of Default as shall be directed by the Majority Lenders; provided that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interest of the Lenders.

Section VIII.12. Delivery of Information.The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Parent, the Company or any of their Subsidiaries.

                                   ARTICLE IX

                                  MISCELLANEOUS



Section IX.1. Payment of Expenses.(A) The Parent and Company shall, jointly and severally, whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs (including legal fees), charges and expenses of the Administrative Agent and Collateral Agent in connection with (i) the negotiation, preparation, execution and delivery of the Finance Documents and the documents and instruments referred to therein, (ii) the syndication of the Loans, (iii) the creation, perfection or protection of any Security Interest securing the Obligations, (iv) the Administrative Agent's review and due diligence and (v) any amendment, waiver, consent, exercise of rights, release or production (or action taken on request for any of the foregoing, even if such request is rejected) relating to any of the Finance Documents (including, without limitation, as to each of the foregoing, the fees and disbursements of counsel to the Administrative Agent and any other attorneys retained by the Administrative Agent).

(B) The Company shall, jointly and severally, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender in connection with the preservation of rights under, and enforcement of, the Finance Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and the Lenders and any value added tax or similar tax thereon).



(C) The Parent and the Company agree that the costs, charges and expenses referred to in this Section 9.1, include those payable to any independent consultant or other person or agent appointed by the Administrative Agent or a Lender, or any receiver, administrator, agent or similar controller or any attorney appointed by the Administrative Agent or any Lender under or in relation to any Finance Document.



(D) The Parent and the Company, jointly and severally, agree to pay all such costs and expenses and or reimburse the Administrative Agent promptly after receipt of a written notice demanding payment therefor.

Section IX.2. Assignments and Transfers.(A) Successors and Assigns; Participations; Assignments. This Agreement shall become effective on the date (the "Effective Date") on which it is executed and delivered by the Parent, the Company, the Lenders and the Administrative Agent and shall be binding upon and inure to the benefit of the Parent, the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its respective rights or obligations under this Agreement. No Lender may participate, assign or sell any right or interest in this Agreement, the Loans or the other Finance Documents or its Commitment, except as required by operation of law, in connection with the merger, consolidation or dissolution of any Lender or as provided in this Section 9.2.



(B) Assignments and Transfers by a Lender. Any Lender may, at its own cost, without requiring any consent, assign or transfer to another Lender or an affiliate of a Lender, and otherwise with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) to any other Person all or a ratable portion of all of its rights, benefits and obligations hereunder, provided that no assignee or transferee shall be entitled to receive pursuant to the Finance Documents more than the amounts which would otherwise have been payable by the Parent or the Company to such Lender, had such assignment or transfer not have been made, in respect of the rights, benefits and obligations so assigned or transferred. Any Lender requesting the Administrative Agent's consent to a transfer or assignment shall provide the Administrative Agent with all reasonable information regarding the proposed transferee or assignee as the Administrative Agent requests. Upon the assignment and transfer being made and such written confirmation being delivered to the Company, the Lender making an assignment or transfer shall be relieved of its obligations to the extent of such assignment or transfer thereof.



(C) Assignment and Assumption Agreement. If any Lender wishes to assign or transfer all or any of its rights, benefits and obligations hereunder in accordance with Section 9.2(b), then such assignment or transfer shall be effected by the delivery by such Lender to the Administrative Agent for its accepting and recording in the Register (referred to below) an Assignment and Assumption Agreement and a fee of $2,500 (payable to the Administrative Agent) whereupon, to the extent stated in such Assignment and Assumption Agreement, the Lender thereto seeks to assign or transfer its rights and obligations hereunder:

(I) the Parent, the Company and such Lender shall each be released from further obligations to the other hereunder, and their respective rights against each other shall be canceled, except such rights as shall survive the termination of this Agreement (such rights and obligations being referred to in this Section 9.2(c) as "discharged rights and obligations");



(II) the Parent, the Company and the transferee party thereto shall each assume obligations towards and acquire rights in respect of each other which differ from the discharged rights and obligations only insofar as the obligations so assumed and the rights so acquired by the Company are owed to and constituted by claims against such transferee and not such Lender so that the Company and the transferee shall have the same rights and obligations towards each other which they would have acquired had the transferee been an original party hereto; and



(III) the Administrative Agent, the transferee and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the transferee been an original party hereto with the obligations assumed and the rights acquired by it as a result of such assignment or transfer.



(D) Administrative Agent's Register and Notice. The Administrative Agent shall endeavor to maintain a register of the names and addresses of the Lenders, their Commitments and the principal amounts of their Loans (the "Register"). The Administrative Agent shall also endeavor to maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and to modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement, the Administrative Agent will endeavor to give prompt notice thereof to the Company. The Administrative Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder. The Administrative Agent shall notify promptly the Lenders of any Assignment and Assumption Agreement accepted by it and shall promptly upon any request deliver a copy of such Assignment and Assumption Agreement and a copy of the Register.



(E) Participations. Any Lender may, at its own cost, grant one or more participations in its rights, benefits and/or obligations hereunder to third parties, upon such terms and conditions as such Lender shall determine, provided that:



(I) notwithstanding any such participation, such Lender shall remain, in so far as the other parties hereto are concerned, entitled to its rights and benefits hereunder and bound by its obligations hereunder and the Loan Parties shall not be obliged to recognize any such third party as having the rights against any of them which it would have if it had been a party hereto; and



(II) no participant (unless and only to the extent such participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Finance Document, except that such Lender may agree with such participant that such Lender will not, without such participant's consent, agree to any amendment or waiver of this Agreement described in Section 9.4(b)(ii).

(F) Disclosure. Each Lender is hereby authorized by the Company to disclose to any proposed assignee, transferee or sub-participant information in such Lender's possession (in any capacity) relating to the Company, provided that such proposed assignee, transferee or sub-participant shall have executed and delivered to the Lenders a written undertaking to keep confidential any such information which is not publicly available.

Section IX.3. Notices.Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or cable communication), and shall be deemed to have been duly given or made when delivered by hand, or five (5) days after posting, postage prepaid, or, in the case of telecopy notice, when confirmation is received, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its signature below or on the appropriate Assignment and Assumption Agreement, or to such other address as may be designated by any party in a written notice to the other parties hereto, provided that notices and communications to the Administrative Agent or the Lenders by the Company shall not be effective until received by the Administrative Agent or the Lenders, as the case may be.

Section IX.4. Amendments and Waivers.(A) General. Neither this Agreement, any Note, any other Finance Document to which the Parent or Company is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 9.4.



(B) Required Consents. The Majority Lenders, the Parent and the Company may, from time to time, enter into written amendments or waivers of this Agreement, the Notes or any of the other Finance Documents, provided, that:



(I) no such amendment or waiver to this Agreement shall be effective unless it is in writing and signed by the Parent or Company and the Administrative Agent;



(II) no such amendment or waiver shall extend the Maturity Date, the Commitment Expiry Date or reduce the amount or extend the time of payment of any required prepayment of any Obligations or reduce the rate or extend the time of payment of interest on any Obligations, or reduce the principal amount of any Obligations or reduce any fee payable to the Lenders hereunder, or release all or substantially all of any Collateral or change the amount of any Commitment of any Lender, or amend, modify or waive any provision of this Section or the definition of Majority Lenders, or consent to or permit the assignment or transfer by the Parent or the Company of any of their rights and obligations under this Agreement or any other Finance Document, or change the number or percentage of Lenders who must approve the satisfaction of any condition precedent, in each case without the written consent of all the Lenders; or



(III)  no such amendment or waiver shall amend, modify or waive any provision of
Article 6 or 7 or any other provision of any Finance Document if the effect thereof is to affect the rights or duties of the Administrative Agent, without the written consent of the Administrative Agent.



(C) Operation. Any such amendment, supplement, modification or waiver shall apply to each of the Lenders equally and shall be binding upon the Parent, the Company, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

No failure on the part of the Administrative Agent or any Lender to exercise, no course of dealing with respect to and no delay in exercising, any right, power or remedy hereunder or under any Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided in any other Finance Document by law.

Section IX.5. No Waiver; Remedies.This Agreement shall become effective when it has been executed by the Company, the Administrative Agent and each of the Lenders and the same shall have been delivered to the Administrative Agent, and each of the conditions precedent set forth in Section 3.1 have been satisfied.

Section IX.7. Indemnity and Contribution.(A) Indemnity. The Parent and Company, jointly and severally, agree to indemnify and hold harmless the Administrative Agent, the Lenders and each of their respective Affiliates and assignees and their respective directors, officers, employees, agents and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims, damages, expenses, obligations, judgments, costs and liabilities joint or several, (collectively, "Loss") to which such Indemnified Party may become subject under any applicable Requirement of Law and related to or arising out of any transaction contemplated by the Finance Documents or the execution, delivery and performance of the Finance Documents or any other document in any way relating to the Loans and the transactions contemplated by the Finance Documents (including, without limitation, relating to the syndication of the Commitments and Loans) (except for federal, state and local taxes to the extent not otherwise provided herein or in any other Finance Document) and will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Parent, the Company or any of their Subsidiaries. The Parent and the Company will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's willful misconduct or gross negligence. Each of the Loan Parties also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Parent and the Company or any security holders or creditors thereof related to or arising out of the execution, delivery and performance of any Finance Document or any other document in any way relating to the Loans or the other transactions contemplated by the Finance Documents, including the use of the proceeds of the Loan as described in Section 2.10, except to the extent that any Loss is found in a final judgment by a court to have resulted from such Indemnified Party's willful misconduct or gross negligence.



(B) Contribution. If the indemnification of an Indemnified Party provided for in Section 9.7(a) is for any reason held unenforceable, the Parent and Company agree to contribute to the Losses for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Parent, the Company and their Subsidiaries, on the one hand, and the Administrative Agent, the Arranger or the Lenders, as the case may be, on the other hand, of the transactions contemplated by the Finance Documents, including, without limitation, the Loans and the other transactions contemplated by any other document in any way relating to the Loans, including the use of the proceeds of the Term Loan as described in Section 2.10 (whether or not any of such transactions are consummated), or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Parent, the Company and their Subsidiaries, on the one hand, and the Indemnified Parties, on the other hand, as well as any other relevant equitable considerations. The Parent and the Company agree that for the purposes of this Section 9.7(b) the relative benefits to the Parent, the Company and their Subsidiaries on the one hand, and the Indemnified Parties on the other hand, of the transactions contemplated by this Agreement, including, without limitation, the Loans and the other transactions contemplated by any other document in any way relating to any Loan, including the use of the proceeds of the Loan as described in Section 2.10, shall be deemed to be in the same proportion that the proceeds of all Loans paid or to be paid to the Company bears to the interest and fees paid or to be paid to the Lenders in connection with the Loans; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate interest and fees actually paid to the Lenders in connection with the Loans. The foregoing contribution agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. No investigation or failure to investigate by any Indemnified Party shall impair the foregoing indemnification and contribution agreement or any right an Indemnified Party may have.



(C) Settlement of Claims. Each of the Parent and the Company agrees that, neither it nor any of their Subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this
Section 9.7 (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes any unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.



(D) Appearance Expenses. If an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any Affiliate thereof in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.



(E) Survival. Without prejudice to the survival of any other agreement of the Parent and Company hereunder, the agreements and obligations of the Parent and Company contained in this Section 9.7 shall survive the payment in full of principal and interest hereunder and under the Note.

Section IX.8. Governing Law.This Agreement and the Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section IX.9. Execution in Counterparts.This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section IX.10. Consent to Jurisdiction, Administrative Agent for Service.(A) Consent. Each of the Parent and the Company hereby irrevocably submits to the jurisdiction of any New York State or Federal court, sitting in the City of New York, New York County, and any appellate court form any thereof (each, a "New York Court") in any action or proceeding arising out of or relating to this Agreement or any other Finance Document or for recognition or enforcement of any judgment, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York Court.



(B) Waivers. Each of the Parent and the Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Finance Document in any New York Court. The Company also hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.



(C) Service. Each of the Parent and the Company hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to the Parent and Company, at its address specified in the signature pages or by any other method permitted by law.



(D) Appointment of Service Agent. Each of the Parent and the Company designates and appoints CT Corporation System, 1633 Broadway, New York, New York 10019 and such other Persons as may irrevocably agree in writing to serve as their respective agent to receive on their behalf service of all process in any proceedings in any New York Court, such service being hereby acknowledged by the Parent and the Company to be effective and binding in every respect. If any agent appointed by Parent and the Company refuses to receive and forward such service, that the Parent and the Company hereby agree that service upon it by mail shall constitute sufficient service.



(E) Other Rights. Nothing in this Section 9.10 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Company or its Property in the courts of other jurisdictions.

Section IX.11. No Third Party Beneficiaries.The agreement of the Lenders to make the Term Loan on the terms and conditions set forth in this Agreement is solely for the benefit of the Company and no other Person shall have any rights hereunder, as against the Administrative Agent or any Lender or with respect to the Loans or the proceeds thereof.

Section IX.12. Marshalling; Recapture.Neither the Administrative Agent nor any Lender shall be under any obligation to marshall any assets in favor of the Company or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Parent or the Company, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Parent or the Company or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Parent or the Company to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section IX.13. Severability.In case any provision in or obligation under this Agreement or the Notes or the other Finance Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section IX.14. Survival.All representations, warranties and indemnities in this Agreement and any Finance Document shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans. Each indemnity in this Agreement or any other Finance Document is separate and independent from the other Obligations of the Company.

Section IX.15. Limitation of Liability.No claim may be made by the Parent or the Company or any other Person against the Administrative Agent, the Collateral Agent or any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Finance Documents, or any act, omission or event occurring in connection therewith; and the Parent and the Company each hereby waives, releases and agrees not to sue and shall cause each of its Subsidiaries to waive, release or agree not to sue (if required), upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section IX.16. Independence of Covenants.All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section IX.17. Confidentiality.Each Lender and the Administrative Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Parent or the Company pursuant to this Agreement which is identified by the Parent or the Company as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information:



(I)  to the extent required by statute, rule, regulation or judicial process;



(II) at the request of any bank regulatory authority or in connection with an examination of the Administrative Agent or such Lender by any such authority;



(III) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party;



(IV) to the extent that such information is required to be disclosed by a Governmental Authority in connection with a tax audit or dispute;



(V) to the Administrative Agent's and such Lender's auditors, counsel and accountants, which, in each case, have a reasonable need to know such information, as determined by the Administrative Agent or such Lender in their sole reasonable discretion; and



(VI) to any Affiliate, director, officer, employee or representative who, in each case, have a reasonable need to know such information as determined by the Administrative Agent or such Lender in their sole reasonable discretion;



and; provided, further, that, (A) each person referred to in subclauses (v) and
(vi) to whom such information is to be disclosed shall be informed of the confidential nature of such information and (B) unless specifically prohibited by law, each Lender shall, prior to disclosure of any such non-public information notify the Company of any request for disclosure of any such non-public information (x) by any Governmental Authority (other than a request in connection with an examination of the financial condition of the Lender by such Governmental Authority) or (y) pursuant to legal process. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by or on behalf of the Parent or the Company.

Section IX.18. Waiver of Jury Trial.THE PARENT, THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FINANCE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE FINANCE DOCUMENTS, THE LOANS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section IX.19. Currency Indemnity.Each of the Parent and the Company acknowledges and agrees that this is a credit transaction in which specification of U.S. Dollars is of the essence and U.S. Dollars shall be the currency of account and payment in all events. If, pursuant to a judgment or for any other reason, payment shall be made in another currency and such payment, after prompt conversion to U.S. Dollars and transfer to New York City in accordance with normal banking procedures, falls short of the sum due the Lenders in U.S. Dollars, the Company shall pay the Lenders such shortfall and the Lenders shall have a separate cause of action for such amount.

Section IX.20. Entire Agreement; Benefit.This Agreement and the other Finance Documents constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Finance Documents.

Section IX.21. Waiver of Immunity.To the extent that the Parent, the Company has or hereafter may acquire any immunity from:



(A) the jurisdiction of any court of (i) any jurisdiction in which the Company owns or leases property or assets or (ii) the United States, the State of New York or any political subdivision thereof; or



(B) from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets, this Agreement, any Finance Document or actions to enforce judgments in respect of any thereof, it hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents.

Section IX.22. Certificates Conclusive.A certificate, determination, notification or opinion of a Finance Party, the Majority Lenders or the Lenders provided for in any Finance Document shall be conclusive save in the case of manifest error.

Section IX.23. Freedom of Choice.The submission to the jurisdiction of the courts referred to in Section 9.10(a) shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against the Parent and the Company in the courts of any country in which the Parent or the Company has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.



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                                    EXECUTION

    I2N WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                              WORLDPORT INTERNATIONAL, INC.


Address for Notices           By ________________________________________
1701 Barrett Lakes Blvd.
Kennesaw, Georgia  30144          Name:
Telephone: (770) 792-8735         Title:
Facsimile:  (770) 792-0676



                              WORLDPORT COMMUNICATIONS, INC.


Address for Notices           By ________________________________________
1701 Barrett Lakes Blvd.
Kennesaw, Georgia  30144          Name:
Telephone: (770) 792-8735         Title:
Facsimile:  (770) 792-0676



                              BANKERS TRUST COMPANY
                              as Administrative Agent and Collateral Agent


Address for Notices           By ________________________________________
130 Liberty Plaza
New York, New York  10006         Name:
Attention:                        Title:
Telephone:
Facsimile:


                              BANKERS TRUST CORPORATION,
                              as Lender


Address for Notices           By ________________________________________
130 Liberty Plaza
New York, New York  10006         Name:

Attention:                        Title:
Telephone:
Facsimile:


                                                                          SCHEDU
LE 1.1(A)

                         Lenders and Lenders Commitments


                                     Commitment
Name of Lender        Commitment
                                     Percentage
Bankers Trust Company  $120,000,000
                                      100%





                                                                          SCHEDU
LE 4.1(O)

                              Organizational Chart